Exhibit 2.1

EXECUTION VERSION

AGREEMENT and plan of reorganization

dated

May 16, 2022

by and among

zSpace, Inc.,

EdtechX Holdings Acquisition Corp. II,

EXHAC Merger Sub I, Inc.

and

EXHAC Merger Sub II, LLC

TABLE OF CONTENTS

Article I DEFINITIONS		2
1.1	Definitions.	2
1.2	Construction.	15

Article II MERGER		16
2.1	Mergers.	16
2.2	Effective Time	16
2.3	Effect of the Mergers.	16
2.4	U.S. Tax Treatment	16
2.5	Certificate of Incorporation; Bylaws.	16
2.6	Closing	17
2.7	Directors and Officers of Surviving Corporation.	17
2.8	Taking of Necessary Action; Further Action	17
2.9	No Further Ownership Rights in Company Capital Stock	18

Article III EFFECT OF THE MERGER		18
3.1	Effect of the First Merger on Company Capital Stock	18
3.2	Treatment of Company Options and Company Warrants.	18
3.3	Dissenting Shares	19
3.4	Surrender and Payment.	19
3.5	Consideration Spreadsheet.	20
3.6	Adjustment	21
3.7	Earnout.	21
3.8	No Fractional Shares	23
3.9	Withholding	24
3.10	Lost or Destroyed Certificates	24
3.11	Cancellation of Company Debt	24

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		24
4.1	Corporate Existence and Power	24
4.2	Authorization; Subsidiaries.	24
4.3	Governmental Authorization	25
4.4	Non-Contravention	26
4.5	Capitalization.	26
4.6	Corporate Records	27
4.7	Consents	27
4.8	Financial Statements.	27
4.9	Internal Accounting Controls	28
4.10	Absence of Certain Changes	28
4.11	Properties; Title to the Company’s Assets.	28
4.12	Litigation	29
4.13	Contracts.	29
4.14	Licenses and Permits.	30
4.15	Compliance with Laws.	30
4.16	Intellectual Property.	30
4.17	Employees; Employment Matters.	33
4.18	Employee Benefits.	34
4.19	Real Property.	35
4.20	Tax Matters	36
4.21	Environmental Laws	37
4.22	Finders’ Fees	37
4.23	Directors and Officers	37
4.24	Anti-Money Laundering Laws.	37

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4.25	Insurance	38
4.26	Related Party Transactions	38
4.27	No Trading or Short Position	38
4.28	Not an Investment Company	38
4.29	Information Supplied	38
4.30	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	39

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS		40
5.1	Corporate Existence and Power	40
5.2	Merger Subs	40
5.3	Corporate Authorization	40
5.4	Governmental Authorization	41
5.5	Non-Contravention	41
5.6	Finders’ Fees	41
5.7	Issuance of Shares	41
5.8	Capitalization.	42
5.9	Information Supplied	43
5.10	Trust Fund	43
5.11	Listing	43
5.12	Board Approval.	43
5.13	Parent SEC Documents and Financial Statements.	44
5.14	Certain Business Practices	45
5.15	Anti-Money Laundering Laws	46
5.16	Affiliate Transactions	46
5.17	Litigation	46
5.18	Operations, Expenses, Indebtedness and Other Liabilities	46
5.19	Tax Matters.	47
5.20	Compliance with Laws.	48
5.21	Employees; Benefit Plans	48
5.22	Takeover Statutes and Charter Provisions	48
5.23	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	49

Article VI COVENANTS OF THE PARTIES PENDING CLOSING		50
6.1	Conduct of the Business	50
6.2	Exclusivity.	52
6.3	Access to Information	53
6.4	Notices of Certain Events	53
6.5	Cooperation with Form S-4/Proxy Statement; Other Filings.	54
6.6	Public Announcement	56
6.7	Trust Account	57
6.8	Obligations of Merger Sub	57
6.9	Cooperation with Regulatory Approvals	57
6.10	Financing	58
6.11	Directors and Officers of Parent	58
6.12	Certain Parent Borrowings	58

Article VII COVENANTS OF THE COMPANY		58
7.1	Reporting; Compliance with Laws; No Insider Trading	58
7.2	Commercially Reasonable Efforts to Obtain Consents	59
7.3	Company’s Stockholders Approval.	59
7.4	Required Financial Information	59

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ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		59
8.1	Commercially Reasonable Efforts; Further Assurances; Governmental Consents.	59
8.2	Compliance with SPAC Agreements	60
8.3	Confidentiality	60
8.4	Directors’ and Officers’ Indemnification and Liability Insurance.	61
8.5	Parent Public Filings; NASDAQ Capital Market	61
8.6	Certain Tax Matters.	62
8.7	Parent Equity Incentive Plan	62
8.8	ESPP	62
8.9	Extension of Time to Consummate a Business Combination.	63
8.10	Section 16 Matters	64
8.11	Resale Registration Statement	64

Article IX CONDITIONS TO CLOSING		65
9.1	Condition to the Obligations of the Parties	65
9.2	Conditions to Obligations of Parent and Merger Subs.	66
9.3	Conditions to Obligations of the Company	66

Article X TERMINATION		67
10.1	Termination Without Default.	67
10.2	Termination Upon Default or Failure to Obtain Stockholder Approval.	68
10.3	Effect of Termination	68

Article XI MISCELLANEOUS		69
11.1	Notices	69
11.2	Amendments; No Waivers; Remedies.	70
11.3	Arm’s Length Bargaining; No Presumption Against Drafter	70
11.4	Publicity	70
11.5	Expenses	70
11.6	No Assignment or Delegation	70
11.7	Governing Law	71
11.8	Counterparts; Electronic Signatures	71
11.9	Entire Agreement	71
11.10	Severability	71
11.11	Further Assurances	71
11.12	Third Party Beneficiaries	71
11.13	Waiver	71
11.14	Waiver of Jury Trial	71
11.15	Submission to Jurisdiction	72
11.16	Attorneys’ Fees	72
11.17	Remedies	72
11.18	Non-Recourse	72

iii

AGREEMENT and plan of reorganization

This AGREEMENT AND PLAN OF REORGANIZATION dated as of May 16, 2022 (this “Agreement”), by and among zSpace, Inc., a Delaware corporation (the “Company”), EdtechX Holdings Acquisition Corp. II., a Delaware corporation (“Parent”), EXHAC Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), and EXHAC Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II” and together with Merger Sub I, “Merger Subs”).

W I T N E S E T H:

A. The Company is an augmented/virtual reality (AR/VR) platform provider that uses innovative hands-on, experiential learning to improve achievement in science, math, and career and technical education credentialing (as conducted by the Company, the “Business”);

B. Parent is a special purpose acquisition company formed for the sole purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination (a “Business Combination”) with one or more businesses or entities, and Merger Subs are wholly-owned subsidiaries of Parent;

C. Merger Sub I will merge with and into the Company (the “First Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent;

D. Upon the terms and subject to the conditions of this Agreement and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Second Merger (“Surviving Entity”) and a wholly owned subsidiary of Parent;

E. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Securityholders are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which each such Company Securityholder has agreed to vote in favor of this Agreement and the First Merger, the Second Merger and the other transactions contemplated hereby;

F. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsors and certain other stockholders of Parent are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Parent Support Agreement”), pursuant to which each such Parent stockholder has agreed (i) not to transfer or redeem any shares of Parent Common Stock held by such Parent stockholder prior to the Closing, (ii) to waive certain antidilution adjustments with respect to such Parent Common Stock and (iii) to vote in favor of this Agreement and the First Merger and the Second Merger at the Parent Stockholder Meeting;

G. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsors and Parent are entering into and delivering a Sponsor Earnout Escrow Agreement, substantially in the form attached hereto as Exhibit C (the “Sponsor Earnout Agreement”), pursuant to which up to 1,437,500 shares of Parent Class B Common Stock held by the Sponsors on the date hereof will be placed into escrow at Closing and released only upon the achievement of the Milestone Events or earlier upon certain specified events;

H. For U.S. federal income tax purposes, the parties hereto intend that the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Subs have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3; and

I. The Boards of Directors or Managers, as applicable, of each of the Company, Parent and Merger Subs have unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which they are or will be party, including the Mergers, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective stockholders and (iii) resolved to recommend that their respective stockholders approve the Mergers and such other transactions and adopt this Agreement and the Additional Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder and resolved in the case of the Parent, to recommend that their stockholders approve each of the Parent Proposals.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions.

“Acquisition Transaction” means any transaction consummated after the First Effective Time and approved by a majority of the non-employee directors on Parent’s board in which (I) Parent or the Surviving Entity acquires either (a) Equity Interests that represent more than 50% of the total voting power of a Person or (b) acquires all or substantially all of the assets of a Person and (II) such transaction is expected (in the good faith judgment of the non-employee directors and based upon the information available to such directors at the time they approve such transaction) to be synergistic with, or accretive to, Parent or the Surviving Entity following consummation of the Mergers.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation by or before any Authority.

“Additional Agreements” means the Company Support Agreements, the Sponsor Earnout Agreement, the Parent Support Agreements, the Lock-Up Agreements, the Registration Rights Agreement and the Escrow Agreement.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, and, in the case of Parent, the term “Affiliate” shall include the Sponsor and any Affiliate of the Sponsor.

“Aggregate Company Preferred Stock Liquidation Preference Amount” means an amount equal to the sum of the Per Preferred Share Liquidation Preference Amounts of all shares of Company Preferred Stock outstanding immediately prior to the First Effective Time.

“Aggregate Exercise Price” means the aggregate dollar amount payable to the Company: (a) upon the exercise or conversion of all in-the money Company Options and In-the-Money Company Warrants that are outstanding immediately prior to the First Effective Time and (b) from any Company Options or Company Warrants that have been exercised or converted into shares of capital stock of the Company between the date of this Agreement and the Closing.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Annual Financial Statements” has the meaning set forth in Section 4.8(a).

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Applicable Taxes” mean such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local tax Applicable Law).

“Applicable Wages” mean such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local tax Applicable Law).

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2021.

“Balance Sheet Date” has the meaning set forth in Section 4.8(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Combination” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act.

“Certificate of First Merger” has the meaning set forth in Section 2.2.

“Change in Control” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Interests that represent more than 50% of the total voting power of Parent or (ii) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on December 4, 2020.

“Company Common Stock” means the common stock of the Company, par value $0.00001 per share having the rights stated in the Company Certificate of Incorporation.

“Company Consent” has the meaning set forth in Section 4.7.

“Company Debt” means approximately Twenty Five Million U.S. Dollars ($25,000,000) currently held by certain creditors of the Company (in the amounts of approximately Twenty Million U.S. Dollars ($20,000,000) provided by bSpace Investments Limited and approximately Five Million U.S. Dollars ($5,000,000) provided by Kuwait Investment Authority).

“Company Earnout Holders” has the meaning set forth in Section 3.7(a).

“Company Equity Financing” means the sale by the Company of its equity securities for aggregate proceeds of up to Ten Million U.S. Dollars ($10,000,000) to existing stockholders of the Company or third parties, provided that the terms of any such financing from third parties that are not existing investors in the Company (or affiliates thereof) must be mutually agreed upon between the Company and Parent.

“Company Expenses” means all fees, costs and expenses of the Company or any of its Subsidiaries incurred prior to the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Additional Agreements, the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein to be performed or complied with by the Company at or before Closing, and the consummation of the transactions contemplated hereby, including (i) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), (ii) any and all filing fees payable by the Company or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby, and (iii) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5(a) (other than the last sentence of Section 4.5(a)) and Section 4.5(b) (Capitalization) and Section 4.23 (Finders’ Fees).

“Company Information Systems” has the meaning set forth in Section 4.16(n).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to the Company.

“Company Option” means each option (whether vested or unvested) to purchase Company Common Stock granted, and that remains outstanding, under the Equity Incentive Plan.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Preferred Stock” means the Series A Preferred Stock or any other series of preferred stock (issued prior to Closing) of the Company, par value $0.00001 per share having the rights stated in the Company Certificate of Incorporation.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Options and the Company Warrants.

“Company Securityholder” means each Person who holds Company Securities.

“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.3(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.3(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Warrant” means any warrant to purchase shares of Company Capital Stock that is outstanding and unexercised (in whole or in part).

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any suppliers, customers or agents of the Company that is not already generally available to the public, including any Intellectual Property.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of April 29, 2022 by and between the Company and Parent.

“Consideration Spreadsheet” means the spreadsheet prepared and delivered by the Company to Parent prior to the Closing, pursuant to Section 3.5 of this Agreement.

“Contracts” means the binding contracts, agreements, leases, licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means a number equal to (a) either (i) for Company Common Stock, the Per Common Share Merger Consideration Amount or (ii) for Company Preferred Stock, the Per Preferred Share Merger Consideration Amount, divided, in each case by (b) $10.15, respectively.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction governing the Processing, privacy, security, or protection of Personal Information.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“dSpace” means dSpace Investments Limited.

“Earnout Period” has the meaning set forth in Section 3.7(a).

“Earnout Shares” has the meaning set forth in Section 3.7(a).

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Company’s 2007 Stock Plan and 2017 Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means an escrow agent under the Escrow Agreement satisfactory to the Company and Parent, it being agreed that Continental Stock Transfer and Trust Company is satisfactory to the Company and Parent.

“Escrow Agreement” means an escrow agreement, in form and substance to be mutually agreed upon by the Company and Parent, to be entered into by the Company, Parent and the Escrow Agent, pursuant to which the Earnout Shares will be placed into escrow and distributed in accordance with the provisions of this Agreement and such Escrow Agreement.

“ESPP” has the meaning set forth in Section 8.8.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Subs with the written consent or at the request of the Company; (f) any changes in applicable Laws (including in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or pandemics, including the COVID-19 pandemic (including any new or existing strains or variants), or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall only apply to the extent that Parent and Merger Subs, taken as a whole, on the one hand, or the Company, on the other hand, as applicable, is disproportionately affected by any such exclusions or any change, event or development, but only to the extent of the disproportional impact upon Parent, Merger Subs or the Company, as applicable, as compared to all other similarly situated companies that participate in the industry in which the Parent, Merger Subs or the Company, as applicable, operates.

“Extension Proposal Date” means the extended liquidation date approved by the Parent’s stockholders pursuant to the Extension Stockholders’ Meeting.

“Extension Stockholders’ Meeting” has the meaning set forth in Section 8.9(c).

“First Effective Time” has the meaning set forth in Section 2.2.

“First Merger” has the meaning set forth in the recitals to this Agreement.

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.15(a).

“Form S-4” has the meaning set forth in Section 6.5(a).

“Fully Diluted Company Shares” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the First Effective Time (including shares of Company Common Stock issued in respect of Company Warrants by operation of Section 3.2(b)); plus (b) all shares of Company Preferred Stock (on an as converted to Company Common Stock basis, except that for purposes of this definition, each share of Company Preferred Stock issued after the date hereof shall be excluded from this calculation) that are issued and outstanding immediately prior to the First Effective Time; plus (c) the aggregate number of Rollover Option Shares for Company Options (but excluding, for purposes of this calculation, the Pre-Closing Options); plus (d) all shares of Company Common Stock and all shares of Company Preferred Stock (on an as converted to Company Common Stock basis,) issuable upon conversion, exercise or exchange of any other outstanding securities of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“In-the-Money Company Options” means all Company Options that are either (i) granted after the date of this Agreement, or (ii) have an exercise price of less than $1.00.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any obligations of the Company pursuant to the U.S. Small Business Administration Paycheck Protection Program Note, dated January 29, 2021, by and between the Company and Pacific Enterprise Bank, (j) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date, and (k) any agreement to incur any of the same.

“Intellectual Property” means all of the worldwide intellectual property rights including the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”) and; domain names and URLs (collectively, “Domain Names”).

“IP Contracts” means, collectively, any and all Contracts to which the Company is a party under which the Company (i) is granted a right in or to any Intellectual Property of a third Person, (ii) grants a right to a third Person in or to any Company Owned IP, in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts substantially on Company’s standard forms, (C) non-exclusive licenses or sublicenses of Company IP granted (1) to Company or its Subsidiaries’ suppliers and service providers for the purposes of providing the applicable services to the Company and (2) for the use of feedback, trademarks or other Intellectual Property for marketing or similar purposes; (D) Contracts with the Company’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge after reasonable inquiry of Paul Kellenberger and Joseph Powers.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge after reasonable inquiry of Benjamin Vedrenne-Cloquet and Charles McIntyre and Rory Henson.

“Law” means any domestic or foreign, supranational, national, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases described on Schedule 1.1(a) attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit D, restricting the sale, transfer or other disposition of the shares of Parent Common Stock received by certain of the Company Securityholders at the Closing in connection with the First Merger.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has had a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company, on the one hand, or on Parent and Merger Subs, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Securityholders and the Company, on the one hand, or Parent and Merger Subs, on the other hand to consummate the First Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.13(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration Shares” means an aggregate number of shares of Parent Class A Common Stock equal to the product of (i) the applicable Conversion Ratio, multiplied by (ii) the aggregate number of shares of Company Common Stock and Company Preferred Stock issued and outstanding as of immediately prior to the First Effective Time.

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub I Common Stock” has the meaning set forth in Section 5.8(b).

“Merger Sub II” has the meaning set forth in the Preamble.

“Merger Sub II Unit” has the meaning set forth in Section 5.8(b).

“Mergers” has the meaning set forth in the Preamble.

“Milestone Event” has the meaning set forth in Section 3.7(a).

“NASDAQ” means the NASDAQ Stock Market LLC.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent Board Recommendation” has the meaning set forth in Section 5.12(a).

“Parent Class A Common Stock” means, the Class A common stock of Parent, par value $0.0001 per share.

“Parent Class B Common Stock” means, the Class B common stock of Parent, par value $0.0001 per share.

“Parent Closing Cash” means (a) the sum of (i) the amount of cash available in the Trust Account immediately prior to the First Effective Time after deducting the amount required to satisfy the Parent Redemption Amount plus (ii) the proceeds of any Parent Financing that are or will be actually received by Parent plus (iii) any cash of Parent held outside the Trust Account and available to Parent on the Closing without restriction or unconditionally at Parent’s demand (including through drawdown at Parent’s election over an agreed period or pursuant to an agreed schedule), the terms of which cash arrangement has been mutually agreed between the Parent and the Company, in each case excluding (i) the cash proceeds of the investment described in Section 3.11 and (ii) the proceeds of any Indebtedness incurred by Parent that is not forgiven, or converted to equity, by the lender, minus (b) the amount of any Parent Expenses that are unpaid immediately prior to the Closing.

“Parent Common Stock” means, the Parent Class A Common Stock and the Parent Class B Common Stock.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.6(a).

“Parent Expenses” means all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Additional Agreements, the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein to be performed or complied with by Parent at or before the Closing, and the consummation of the transactions contemplated hereby, or in connection with the Extension Proposal, including any and all (i) filing fees payable by Parent or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby, (ii) deferred underwriting discounts or fees, (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors, financial advisors, proxy solicitors, printing agents and consultants of Parent, (iv) the cost of any payment, or liabilities incurred to, stockholders of Parent in connection with the Extension Proposal, and the fees, costs and expenses of Parent incurred in connection with the Extension Proposal and (v) the principal amount of, and accrued interest on, any loans made by the Sponsors or any other third party to Parent that are outstanding at the First Effective Time.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Financing” has the meaning set forth in Section 6.10.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.3 (Corporate Authorization), Section 5.6 (Finders’ Fees), Section 5.7 (Issuance of Shares), and Section 5.8 (Capitalization).

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Preferred Stock” has the meaning set forth in Section 5.8(a).

“Parent Private Warrants” means the warrants issued to the Sponsors and others in a private placement at the time of the consummation of the IPO each entitling the holders thereof to purchase one share of Parent Class A Common Stock at an exercise price of $11.50 per share.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Warrant” means each warrant issued as part of a Parent Unit.

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.3.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Unit” means each unit of Parent issued in the IPO comprised of (a) one share of Parent Class A Common Stock and (b) one-half (1/2) of one warrant with each whole warrant to purchase one share of Parent Class A Common Stock at a price of $11.50 per share.

“Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Per Common Share Merger Consideration Amount” means an amount equal to (a) the sum of (i)(1) One Hundred Thirty-Two Million Five Hundred Thousand U.S. Dollars ($132,500,000) less (2) the Aggregate Company Preferred Stock Liquidation Preference Amount, plus (ii) the Aggregate Exercise Price, divided by (b) the sum of (i) the number of Fully Diluted Company Shares plus (ii) the Pre-Closing Options.

“Per Preferred Share Merger Consideration Amount” means an amount equal to (a) in the case of the Company’s Series A Preferred Stock, (i) the Per Common Share Merger Consideration Amount plus (b) the Per Preferred Share Liquidation Preference Amount for the Series A Preferred Stock, and (b) in the case of any Company Preferred Stock issued after the date of this Agreement but on or prior to the Closing, the Per Preferred Share Liquidation Preference Amount for such Company Preferred Stock.

“Per Preferred Share Liquidation Preference Amount” means, the case of Series A Preferred Stock, $0.01032602, and for any Company Preferred Stock issued after the date of this Agreement but on or prior to the Closing, $1,000.00, as set forth in the Consideration Spreadsheet.

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes (i) not yet due and delinquent or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP); (d) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; and (e) the Liens set forth on Schedule 1.1(b).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“Pre-Closing Options” means any Company Option granted after the date hereof that does not, by its express terms, provide that such Company Option shall receive Earnout Shares or Warrant Shares pursuant to Section 3.2(a)(i)(B) or (C), respectively, of this Agreement.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus” means the final prospectus of Parent, dated December 10, 2020.

“Pro Rata Share” means, for each Company Earnout Holder, a percentage determined by the quotient of:

(a)   The sum of (i) the total number of shares of Company Preferred Stock (on an as converted to Company Common Stock basis, except that for purposes of this definition, each share of Company Preferred Stock issued after the date hereof shall be excluded from this calculation) and Company Common Stock held by such Company Earnout Holder as of immediately prior to the First Effective Time (including shares of Company Common Stock received by such Company Earnout Holder in respect of Company Warrants by operation of Section 3.2(b)); plus (ii) the total number of shares of Company Common Stock issuable assuming full exercise of all Company Options (but, for purposes of this calculation, excluding the Pre-Closing Options) that are held by such Company Earnout Holder as of immediately prior to the First Effective Time; divided by

(b) The Fully Diluted Company Shares.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered IP” means all Intellectual Property constituting Company Owned IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Rollover Option Shares” means the aggregate number of shares of Company Common Stock issuable upon full exercise of all In-the-Money Company Options (whether Vested Company Options or Unvested Company Options).

“S-4 Effective Date” has the meaning set forth in Section 6.5(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SBA” means the Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“Second Effective Time” has the meaning set forth in Section 2.2.

“Second Merger” has the meaning set forth in the recitals to this Agreement.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers).

“Sponsors” means IBIS Capital Sponsor II LLC, IBIS Capital Sponsor II EdtechX LLC and A1 Capital Advisory Asia Limited.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Surviving Entity” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. taxes imposed by any Taxing Authority including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, and other taxes (including any governmental charge, fee, levy, or custom duty imposed by an Authority that is the nature of a tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means (a) for so long as the Parent Common Stock is listed or admitted for trading on the NASDAQ Capital Market or any other national securities exchange, days on which such securities exchange is open for business; (b) when and if the Parent Common Stock is quoted on the NASDAQ Capital Market or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system; or (c) if the Parent Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ Capital Market or similar system, days on which the Common Stock is traded regular way in the over-the- counter market and for which a closing bid and a closing asked price for the Common Stock are available.

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Trust Account” has the meaning set forth in Section 5.10.

“Trust Agreement” has the meaning set forth in Section 5.10.

“Trust Fund” has the meaning set forth in Section 5.10.

“Trustee” has the meaning set forth in Section 5.10.

“Unaudited Financial Statements” has the meaning set forth in Section 4.8(a).

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Unvested Company Option” means each Company Option outstanding immediately prior to the First Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding immediately prior to the First Effective Time that is vested in accordance with its terms as of immediately prior to the First Effective Time or will vest solely as a result of the consummation of the First Merger.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Parent.

“Warrant” means a warrant to purchase shares of Parent Class A Common Stock in the form attached hereto as Exhibit E.

“Warrant Agreement” means the Warrant Agreement between the Parent and Continental Stock Transfer & Trust Company, dated December 10, 2020.

“Warrant Conversion Ratio” means, with respect to each holder of Company Common Stock, Company Preferred Stock (other than Company Preferred Stock issued after the date hereof), and Company Options (other than Pre-Closing Options), such holder’s Pro Rata Share of 1,000,000 shares of Parent Class A Common Stock.

1.2 Construction.

(a)   References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)   Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e)   Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

Article II

MERGER

2.1 Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”), as applicable, at the First Effective Time, (a) Merger Sub I shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub I shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent. At the Second Effective Time, (a) the Surviving Corporation shall be merged with and into Merger Sub II, (b) the separate corporate existence of the Surviving Corporation shall thereupon cease, and Merger Sub II shall be the Surviving Entity, and (c) the Surviving Entity shall become a wholly-owned Subsidiary of Parent. The Parties intend that this Agreement shall constitute a “plan of merger” for all purposes under the DGCL and DLLCA.

2.2 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger in form and substance reasonably acceptable to Company and Parent, executed in accordance with the relevant provisions of the DGCL (the “Certificate of First Merger”). The First Merger shall become effective upon the filing of the Certificate of First Merger or at such later time as is agreed to by the Parties and specified in the Certificate of First Merger (the time at which the First Merger becomes effective is herein referred to as the “First Effective Time”). Subject to the provisions of this Agreement, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger in form and substance reasonably acceptable to Company and Parent, executed in accordance with the relevant provisions of the DGCL and the DLLCA (the “Certificate of Second Merger”). The Second Merger shall become effective upon the filing of the Certificate of Second Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Second Merger (the time at which the Second Merger becomes effective is herein referred to as the “Second Effective Time”).

2.3 Effect of the Mergers. At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the Certificate of First Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Corporation. At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Certificate of Second Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Surviving Corporation and Merger Sub II shall vest in the Surviving Entity and all debts, liabilities and duties of the Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Entity.

2.4 U.S. Tax Treatment. It is intended by the Parties that the Mergers shall constitute a transaction that qualifies as a reorganization within the meaning of Section 368 of the Code (the “Intended Tax Treatment”) and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Mergers to so qualify and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Mergers from qualifying as a reorganization under the provisions of Section 368(a) of the Code. The Parties shall prepare and file all Tax Returns consistent with, and take no position (whether on Tax Returns, in Tax proceedings, or otherwise) inconsistent with such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code or any comparable provision of state or local Law. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

2.5 Certificate of Incorporation; Bylaws.

(a)   At the First Effective Time:

(i) the Company Certificate of Incorporation as in effect immediately prior to the First Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in the exhibit to the Certificate of First Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL. The name of the Surviving Corporation set forth in the Company Certificate of Incorporation, as amended and restated, shall be “zSpace Technologies, Inc.”

(ii) the Bylaws of the Company as in effect immediately prior to the First Effective Time shall be amended at the First Effective Time to read in its entirety as set forth on Exhibit F hereto until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

(b) At the Second Effective Time and subject to the terms and conditions of this Agreement, the charter documents of Merger Sub II will become the charter documents of the Surviving Entity until thereafter amended as provided therein or by applicable Law. The name of the Surviving Entity set forth in the Operating Agreement of the Surviving Entity, as amended and restated, shall be “zSpace Technologies, Inc.”

2.6 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the First Merger (the “Closing”) shall take place virtually at 10:00 a.m. New York time, on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in ARTICLE IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Directors and Officers of Surviving Corporation.

(a)   At the First Effective Time:

(i) the initial directors of the Surviving Corporation shall be such officers of the Company as are designated by the Company, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(ii) the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

(b) At the Second Effective Time:

(i) the initial directors of the Surviving Entity shall be such officers of the Company as are designated by the Company as the initial directors of the Surviving Corporation, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity’s charter documents.

(ii) the officers of the Surviving Corporation shall become the initial officers of the Surviving Entity and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.8 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation or Surviving Entity, as applicable, with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Subs, the officers and directors of the Surviving Entity are fully authorized in the name and on behalf of the Company and Merger Subs, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.9 No Further Ownership Rights in Company Capital Stock. All Merger Consideration paid or payable in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.3, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the First Effective Time, there shall be no further registration of transfers of shares Company Shares on the stock transfer books of the Surviving Entity. If, after the First Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Company Stock Certificate”) are presented to the Surviving Entity, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in ARTICLE III.

Article III
EFFECT OF THE MERGER

3.1 Effect of the First Merger on Company Capital Stock. At the First Effective Time, as a result of the First Merger and without any action on the part of Parent, Merger Sub I, the Company or the holders of any shares of capital stock of any of them:

(a)   Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent or Merger Sub I (or any other Subsidiary of Parent) or the Company (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Company Capital Stock, if any, held immediately prior to the First Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(b) Conversion of Shares of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Certificate of Incorporation, be converted into the right to receive: (i) a number of shares of Parent Class A Common Stock equal to the Conversion Ratio plus (ii) except in the case of Company Preferred Stock issued after the date hereof (A) a number of Earnout Shares in accordance with, and subject to the contingencies, set forth in Section 3.7 plus (B) Warrants representing the right to purchase a number of shares of Parent Class A Common Stock equal to the Warrant Conversion Ratio, in accordance with, and subject to, the Form of Warrant, attached hereto as Exhibit E.

(c)   Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Certificate of Incorporation, be converted into the right to receive: (i) a number of shares of Parent Class A Common Stock equal to the Conversion Ratio plus (ii) a number of Earnout Shares in accordance with, and subject to the contingencies, set forth in Section 3.7 plus (iii) Warrants representing the right to purchase a number of shares of Parent Class A Common Stock equal to the Warrant Conversion Ratio, in accordance with, and subject to, the Form of Warrant, attached hereto as Exhibit E.

(d) Conversion of Merger Sub I Capital Stock. Each share of common stock, par value $0.00001 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Treatment of Company Options and Company Warrants.

(a)   Treatment of Options.

(i) Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all In-the-Money Vested Company Options and In-the-Money Unvested Company Options as necessary to provide that, at the First Effective Time, each Company Option shall be converted into (A) an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option, the number of shares of Parent Class A Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the First Effective Time by the Conversion Ratio applicable to Company Common Stock, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (x) the exercise price per share of Company Common Stock of such Company Option divided by (y) the Conversion Ratio applicable to Company Common Stock (a “Converted Stock Option”), (B) except for Pre-Closing Options, the right to receive a number of Earnout Shares in accordance with, and subject to the contingencies, set forth in Section 3.7 and (C) except Pre-Closing Options, the right to receive a number of Warrant Shares in accordance with, and subject to, the Form of Warrant, attached hereto as Exhibit E; and

(ii) At the First Effective Time, Parent shall assume all obligations of the Company under the Equity Incentive Plan, each outstanding Converted Stock Option and the agreements evidencing the grants thereof; provided, that each Company Option that is not an In-the-Money Company Option shall be cancelled without any consideration therefor. As soon as practicable after the First Effective Time, Parent shall deliver to the holders of Converted Stock Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Option shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 3.2(a) after giving effect to the First Merger).

(b) Treatment of Company Warrants. Contingent on and effective immediately prior to the First Effective Time, all Company Warrants outstanding immediately prior to the First Effective Time shall be (i) treated in accordance with the terms of the relevant agreements governing such Company Warrants, (ii) exercised for Company Common Stock, which shares of Company Common Stock shall be treated in accordance with Section 3.1(c), and (iii) cancelled and extinguished.

3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such Company Shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the First Effective Time into the right to receive the portion of the Merger Consideration Shares to which such holder is entitled pursuant to the applicable subsections of Section 4.1, without interest thereon, upon surrender of the Company Stock Certificate or Company Stock Certificates representing such Dissenting Shares in accordance with Section 4.4. The Company shall promptly provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the First Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4 Surrender and Payment.

(a)   Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this ARTICLE III, the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration Shares payable pursuant to this Agreement (such shares of Parent Common Stock, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration Shares out of the Exchange Fund in accordance with the Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the First Effective Time, and in any event within two (2) Business Days following the First Effective Time (but in no event prior to the First Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the First Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s applicable portion of the Merger Consideration Shares from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Merger Consideration Shares to such Company Stockholder.

(c)   Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration Shares that remains undistributed to the Company Stockholders for two (2) years after the First Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Merger Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5 Consideration Spreadsheet.

(a)   No less than five (5) Business Days prior to the Closing Date, the Company will deliver to Parent a Consideration Spreadsheet (the “Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the First Effective Time, based, when relevant, on assumptions reasonably acceptable to Parent which are described in detail in the Consideration Spreadsheet:

(i) the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Capital Stock held by each, and in the case of shares of each series of Company Preferred Stock, the number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible;

(ii) the names and addresses of record of each holder of Company Warrants and the number and class, type or series of shares of Company Capital Stock subject to each Company Warrant held by it;

(iii)   the names of record of each holder of Vested Company Options, and the exercise price, number of shares of Company Common Stock subject to each Vested Option held by it;

(iv) the names of record of each holder of Unvested Company Options, and the exercise price, number of shares of Company Common Stock subject to each such Unvested Company Option held by it and vesting arrangements with respect to each such Unvested Company Option (including the vesting schedule, vesting commencement date, date fully vested);

(v) the number of Fully Diluted Company Shares;

(vi) the aggregate number of Rollover Option Shares;

(vii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Per Common Share Merger Consideration Amount;

(B) the Per Preferred Share Merger Consideration Amount;

(C) the Conversion Ratio;

(D) the Warrant Conversion Ratio;

(E) the Merger Consideration Shares;

(F) for each Company Earnout Holder, its Pro Rata Share;

(G) for each Company Stockholder, its pro rata portion of the Merger Consideration Shares for its shares of Company Preferred Stock and Company Common Stock;

(H) for each Company Stockholder, its pro rata portion of the Earnout Shares for its shares of Company Preferred Stock and Company Common Stock;

(I) for each Converted Stock Option, the exercise price therefor and the number of shares of Parent Common Stock subject to such Converted Stock Option and whether such Converted Stock Option constitutes a Vested Company Option or Unvested Company Option; and

(J)   for each Company Warrant, the exercise price therefor and the number of shares of Parent Common Stock to be paid to holders of each such Company Warrant.

(b) The contents of the Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of each updated Consideration Spreadsheet. Under no circumstances shall Parent or Merger Subs be responsible for the calculations or the determinations regarding such calculations in any Consideration Spreadsheet so long as such calculations were not made by Parent or Merger Subs and the parties agree that Parent and Merger Subs shall be entitled to rely on the most recently delivered Consideration Spreadsheet in making payments under this ARTICLE III.

3.6 Adjustment. The Merger Consideration Shares and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring prior to the date the Merger Consideration Shares are issued.

3.7 Earnout.

(a)   Issuance of Earnout Shares. From and after the Closing until the fifth anniversary of the Closing Date (the “Earnout Period”), as additional consideration in the First Merger in respect of shares of Company Common Stock and Company Preferred Stock and the Company Options (and without the need for additional consideration from any holder thereof), promptly (but in any event within ten (10) Business Days) after the occurrence of any of the following events described in Sections 3.7(a)(i), 3.7(a)(ii), and 3.7(a)(iii) below (each a “Milestone Event”), the Persons who held (A) such shares of Company Common Stock (including shares of Company Common Stock received by former holders of Company Warrants by operation of Section 3.2(b)) and Company Preferred Stock (but excluding Dissenting Shares and Company Preferred Stock issued after the date hereof); and (B) Company Options (but excluding Pre-Closing Options), immediately prior to the First Effective Time (such Persons, the “Company Earnout Holders”) shall be entitled to earn, in accordance with their respective Pro Rata Share as set forth in the Consideration Spreadsheet, up to an aggregate amount of 3,694,581 additional shares of Parent Class A Common Stock, in accordance with Sections 3.7(a)(i), 3.7(a)(ii), and 3.7(a)(iii) (subject to any adjustment pursuant to Section 3.7(g) and Section 6.10, the “Earnout Shares”):

(i) One-third (1/3) of the Earnout Shares if (1) over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period the VWAP of the shares of Parent Common Stock is greater than or equal to $11.50 per share (subject to any adjustment pursuant to Section 3.7(g)) and (2) the Surviving Entity, Parent or any direct or indirect Subsidiary thereof consummates an Acquisition Transaction after the First Effective Time;

(ii) One-third (1/3) of the Earnout Shares if either (1) over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period the VWAP of the shares of Parent Common Stock is greater than or equal to $12.50 per share (subject to any adjustment pursuant to Section 3.7(g)) or (2) the Surviving Entity, Parent or any direct or indirect Subsidiary thereof consummates a second Acquisition Transaction in addition to the Acquisition Transaction described in clause (i) hereof after the First Effective Time; and

(iii)   One-third (1/3) of the Earnout Shares if either (1) over any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period the VWAP of the shares of Parent Common Stock is greater than or equal to $13.50 per share (subject to any adjustment pursuant to Section 3.7(g)) or (2) consolidated revenues of Parent exceed $100 million in any fiscal year (determined on a pro forma basis with respect to any acquisitions by Parent).

(b) Earnout Cap; Service Requirements.

(i) For the avoidance of doubt, the Company Earnout Holders shall be entitled to earn Earnout Shares upon the occurrence of each Milestone Event (or a Change of Control as described below in Section 3.7(d), if applicable) during the Earnout Period; provided, however, that each Milestone Event (or a Change of Control as described below in Section 3.7(d), if applicable) shall only occur once, if at all, and in no event shall the Company Earnout Holders be entitled to earn more than an aggregate of 3,694,581 Earnout Shares (subject to adjustment as set forth in Section 3.7(g)).

(ii) Notwithstanding anything in this Agreement to the contrary, any Earnout Shares issuable under this Section 3.7 to a Company Earnout Holder in respect of each Company Option (other than the Pre-Closing Options) held by such Company Earnout Holder as of immediately prior to the First Effective Time shall be earned by such Company Earnout Holder on the later of (a) the occurrence of the applicable Milestone Event, and (b) the date on which the Converted Stock Option in respect of such Company Option (other than the Pre-Closing Options) becomes vested pursuant to its applicable vesting schedule, but only if such Company Earnout Holder continues to provide services (whether as an employee, director or individual independent contractor) to Parent or one of its Subsidiaries through such date. Notwithstanding the foregoing, any Earnout Shares that are not earned by a Company Earnout Holder in respect of its Company Options (other than the Pre-Closing Options) on or before the fifth anniversary of the Closing Date shall be forfeited without any consideration. Any Earnout Shares that are forfeited pursuant to this Section 3.7(b)(ii) shall be reallocated to the other Company Earnout Holders who remain entitled to receive Earnout Shares in accordance with their respective Pro Rata Shares.

(c)   Issuance of Earnout Shares in Escrow at Closing. The Earnout Shares (i) shall be issued to the Company Earnout Holders at the Closing pursuant to this ARTICLE III (and subject to Section 3.4), free and clear of all Liens other than applicable federal and state securities restrictions and restrictions set forth in the Escrow Agreement; provided, that any such Earnout Shares issued in respect of Company Options (other than the Pre-Closing Options) shall be retained by Parent and not issued to the holders of such Company Options, (ii) shall be placed in escrow pursuant to the Escrow Agreement in form and substance as reasonably agreed upon by Parent and the Company (the “Escrow Agreement”), and (iii) shall not be released from escrow until they are earned as a result of the occurrence of the applicable Milestone Event. Parent shall promptly instruct the Escrow Agent to release the Earnout Shares to the Company Earnout Holders upon the achievement of each Milestone Event and immediately prior to the consummation of a Change of Control. The Earnout Shares that are not earned on or before the expiration of the Earnout Period shall be automatically forfeited and cancelled. The Parties understand and agree that unless and until the Earnout Shares are earned as provided for herein upon the occurrence of an applicable Milestone Event, the contingent rights to receive any Earn Out Shares shall not be transferable (except by operation of Law relating to descent and distribution, divorce and community property, do not constitute an equity or ownership interest in Parent, shall constitute property of Parent and not of the Company Earnout Holders and shall not entitle any Company Earnout Holder with any rights as a stockholder with respect to such Earnout Shares; provided that any dividends declared from the First Effective Time until an applicable Milestone Event is achieved shall accrue and be paid to such Company Earnout Holder at the time such applicable Milestone Event is achieved.

(d) Change of Control Event. If, during the Earnout Period, there occurs any transaction resulting in a Change in Control, then, immediately prior to the consummation of such Change in Control the Milestone Events set forth in Section 3.7(a)(i), Section 3.7(a)(ii) and Section 3.7(a)(iii) shall be deemed to have occurred; provided however, that, in each case of clauses (i), (ii) and (iii), the applicable Earnout Shares shall be released to the Company Earnout Holders as of immediately prior to the Change of Control, and the Company Earnout Holders shall be eligible to participate in such Change in Control transaction with respect to such Earnout Shares.

(e)   Evidence of Issuance of Earnout Shares. Parent shall take such actions as are reasonably requested by the Company Stockholders to evidence the issuances pursuant to this Section 3.7, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Parent responsible for maintaining such ledger or the applicable registrar or transfer agent of Parent).

(f) Adjustments to Earnout Shares. In the event Parent shall at any time during the Earnout Period pay any dividend on Parent Common Stock by the issuance of additional shares of Parent Common Stock, or effect a subdivision or combination or consolidation of the outstanding Parent Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Common Stock, then in each such case, (i) the number of Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Parent Common Stock (including any other shares so reclassified as Parent Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Parent Common Stock that were outstanding immediately prior to such event, and (ii) the dollar values set forth in Sections 3.7(a)(i)-(a)(iii) above shall be appropriately adjusted to provide to such Company Stockholders the same economic effect as contemplated by this Agreement prior to such event.

(g) Efforts to Remain Listed. During the Earnout Period, Parent shall take all reasonable efforts for Parent to remain listed as a public company on, and for the Parent Common Stock to be tradable over, the NASDAQ Capital Market; provided, however, that the foregoing shall not limit Parent from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 3.7(b), Parent shall have no further obligations pursuant to this Section 3.7(g).

(h) Tax Treatment. Any issuance of Earnout Shares (i) is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521; and (ii) shall be treated for U.S. federal income Tax purposes as an adjustment to the Merger Consideration Shares received in connection with the Mergers that will not be treated as “other property” in connection with Mergers (provided, that, to the extent required by Law, any amounts required to be treated as imputed interest under Section 483 of the Code shall be so treated), and the parties to this Agreement agree to file all Tax and other informational returns on a basis consistent such tax treatment. The parties agree that in no event will the right to receive any Earnout Shares be evidenced by negotiable certificates of any kind, and no party will take any action to make such rights readily marketable. The parties acknowledge and agree that no separate cash payment of interest will be made by Parent with respect to the consideration payable pursuant to this Agreement, and Parent shall have no liability whatsoever with respect to any Tax obligations of the with respect to any imputed interest amount, if any. The Earnout Shares placed in escrow pursuant to the Escrow Agreement in respect of Company Options (other than the Pre-Closing Options) shall not be treated as received by the holders of such Company Options for Tax purposes unless and until such Earnout Shares are released to the holders of such Company Options pursuant to the Escrow Agreement.

3.8 No Fractional Shares. No fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued upon the conversion of the Company Capital Stock pursuant to the First Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any holder of a share of Company Common Stock who would otherwise be entitled to receive a fraction of a share of a Parent Common Stock (after aggregating all fractional shares Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $10.00.

3.9 Withholding. Parent, Merger Subs and the Surviving Entity shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Taxing Authorities in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent and the Surviving Entity shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

3.10 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Merger Consideration Shares to be paid in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate as contemplated under this ARTICLE III.

3.11 Cancellation of Company Debt. Certain creditors of the Company have committed to purchase an aggregate of 2,463,054 shares of Parent Common Stock (approximately $25 million valued at $10.15 per share) immediately prior to the Closing. On the Closing, Parent and the Company will cause the Company Debt to be repaid and cancelled from the proceeds received from this purchase. For the avoidance of doubt, the purchase of shares provided for in this Section 3.11 is not part of the Parent Financing.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent and Merger Subs that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

4.1 Corporate Existence and Power. The Company is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of its incorporation. The Company has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted, except where the failure to have such power or authority would not have a Material Adverse Effect in respect of the Company. The Company is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate of Incorporation and the Company’s Bylaws, in each case as amended to the date hereof. The Company Certificate of Incorporation and the Company’s Bylaws are in full force and effect. The Company is not in violation of the Company Certificate of Incorporation or the Company’s Bylaws.

4.2 Authorization; Subsidiaries.

(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, subject in the case of the First Merger to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the First Merger, the receipt of the Company Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the First Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein and therein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of (A) Persons holding more than fifty percent (50%) (on an as-converted basis) of the voting power of the Company Stockholders; and (b) Persons holding more than fifty percent (50%) of the outstanding shares of Company Preferred Stock, voting as a separate class, who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary to adopt this Agreement and approve the First Merger and the consummation of the other transactions contemplated hereby.

(c)   A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2(c) of the Company disclosure schedule. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the governing documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Parent by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of the Company.

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) any filings, notices, approvals, waivers, consents, registrations, declarations, and expiration or termination of applicable notice periods under the Antitrust Laws, (b) the filing of the Certificate of First Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) the filing with the SEC of (i) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (d) filing of the Certificate of First Merger, and (e) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Material Adverse Effect in respect of the Company.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Certificate of Incorporation or the Company’s Bylaws or the governing documents of any of the Company’s Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or to any of its respective properties, rights or assets, except as set forth in Section 4.3 of this Agreement, (c) except for the Contracts listed on Schedule 4.7 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation or amendment, in the case of each of clauses (i) – (iv), under any provision of any Permit or Material Contract, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s or any Company Subsidiary’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Company Certificate of Incorporation or Bylaws of the Company or any governing document of any of the Company’s Subsidiaries, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing, except where such failures, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 596,900,000 shares of Company Common Stock, par value $0.00001 per share, and 433,402,771 shares of preferred stock, par value $0.00001 per share, all of which are designated as Series A Preferred Stock, of which 12,049,405 shares of Company Common Stock and 290,621,000 shares of Company Preferred Stock are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, there are 82,890,065 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan, of which (i) 187,451 shares were granted pursuant to the 2007 Stock Plan and 73,034,638 shares were granted pursuant to the 2017 Equity Incentive Plan and (ii)  9,999,285 are reserved for issuance pursuant to outstanding unexercised Company Options. As of the date of this Agreement, no other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Certificate of Incorporation and the Company’s Bylaws. No shares of Company Common Stock or Company Preferred Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names. Schedule 4.5(a) contains a true, correct and complete list of (1) each Company Option outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof, and (2) each Company Warrant outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof.

(b) Except for the Company Options and the Company Warrants, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Certificate of Incorporation or any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(c) Each Company Option (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) all of the terms and conditions of the Equity Incentive Plan pursuant to which it was issued, (ii) for Company Options, an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, and (iii) for Company Options, have a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option.

(d) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable law, including federal and state securities Laws, and all requirements set forth in (1) the governing documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable law, the governing documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(e) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(f) Except as set forth on Section 4.5(f) of the Company disclosure schedules, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

4.6 Corporate Records. The minutes of all proceedings occurring since January 1, 2020, of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby that are required by Law, the Company Certificate of Incorporation or the Company’s Bylaws, have been made available to Parent.

4.7 Consents. The Contracts listed on Schedule 4.7 are the only Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.8 Financial Statements.

(a)   The Company has delivered to Parent (a) the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended December 31, 2021, December 31, 2020, and December 31, 2019, including the notes thereto (collectively, the “Unaudited Financial Statements”). Except as set forth in Schedule 4.8(a) of the Company disclosure schedules, the Unaudited Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis. The Unaudited Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Unaudited Financial Statements were prepared from the Books and Records of the Company in all material respects. Since December 31, 2021 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) The Year End Financials (as defined in Section 7.4), when delivered following the date of this Agreement, will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c) Except as: (i) disclosed, reflected or reserved against on the balance sheet as of December 31, 2021 included in the Unaudited Financial Statements; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.8(b), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) that would be required by U.S. GAAP to be reflected in the Year End Financials.

(d) Except as set forth on Schedule 4.8(d), the Company does not have any Indebtedness.

(e)   The financial projections of the Company that were delivered by the Company to Parent were prepared by the Company in good faith using assumptions that the Company believes to be reasonable as of the date of this Agreement.

4.9 Internal Accounting Controls. The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company’s historical practices and to maintain asset accountability; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements in conformity with GAAP. To the knowledge of the Company, the Company has not identified or been made aware of any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting or any claim or allegation regarding any of the foregoing.

4.10 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted its businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the First Merger, would require the consent of Parent pursuant to Section 6.1(a)(iv), (v), (vi), (vii), (viii), (xiv), (xvi), (xvii), (xviii) or (xix) and Parent has not given consent.

4.11 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property have no material defects, are in good operating condition and repair in all material respects and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained in all material respects and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the material Tangible Personal Property is located at the offices of the Company.

(b) The Company has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.11, no such tangible asset is subject to any Lien other than Permitted Liens. The Company’s tangible assets constitute all of the tangible rights, properties, and assets of any kind or description whatsoever, necessary for the Company to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.12 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary, any of the officers or directors of the Company or any Subsidiary, the Business, any of the Company’s or any Subsidiary’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement. There are no outstanding judgments against the Company or any Subsidiary or any of their respective rights, properties or assets.

4.13 Contracts.

(a) Schedule 4.13(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) (i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company of $200,000 or more after the date of this Agreement (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices, and Contracts that may be terminated by the Company on not more than 90 days’ notice);

(ii) Each Contract with any current employee of the Company (A) which is not terminable for any reason or no reason upon notice of no more than 30 days without payment of any penalty, severance or other obligation; (B) providing for change-in-control, severance or post-termination payments or benefits to such employee (other than COBRA obligations); or (C) providing for a payment or benefit upon the consummation of the transactions contemplated by this Agreement or any Additional Agreement or as a result of a change of control of the Company;

(iii) all Contracts creating a joint venture, strategic alliance, limited liability company or similar partnership arrangement to which the Company is a party;

(iv) all Contracts relating to any acquisitions or dispositions of material assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(v) all material IP Contracts;

(vi) all Contracts limiting the freedom of the Company to compete in any line of business or industry, with any Person or in any geographic area;

(vii) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(viii) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $200,000 per year;

(ix) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) in the aggregate that are valued at $250,000 or greater;

(x) all Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational or constitutive documents of the Company); and

(xi) all collective bargaining agreements or other agreement with a labor union or labor organization.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.14 Licenses and Permits. Schedule 4.14 sets forth a true, complete and correct list of each material license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Additional Agreement, except where any such failures, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company. The Company has all Permits necessary to operate the Business, and each of the Permits is in full force and effect, except where any such failures, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company. The Company is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Additional Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been, since January 1, 2020, and there is not, any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any material Permit.

4.15 Compliance with Laws.

(a)   The Company and its Subsidiaries are not in violation in any material respect of, and, since January 1, 2020, the Company and its Subsidiaries have been in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2020, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company or any of its Subsidiaries of, or failure on the part of the Company or any of its Subsidiaries to comply with, or any liability suffered or incurred by the Company or any of its Subsidiaries in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company or any of its Subsidiaries, except where any such violations, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company.

(b) The Company is not currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.16 Intellectual Property.

(a)   The Company is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens).

(b) Schedule 4.16(b) sets forth a true, correct and complete list of all Registered IP specifying, as applicable: (A) the filing number, issuance or registration number; (B) the owner; (C) the jurisdictions by or in which such Registered IP has been issued, registered, or in which an application for such issuance or registration has been filed; and (D) any Liens that apply (except for Permitted Liens).

(c)   All Registered IP that constitute issued Patents are, to the Knowledge of the Company, valid and enforceable. No Registered IP is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding (excluding any office actions issued by the United States Patent and Trademark Office and such other offices during the course of the application process for any such Registered IP), and no such proceeding has been threatened in writing with respect thereto. In the past three (3) years, there have been no claims filed, served or threatened in writing against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered IP have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s ownership or interests therein, to the extent required under applicable Laws.

(d) The operation of the Business as currently conducted and as conducted since January 1, 2020, do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property right of any third Person. In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property rights of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending involving a claim against the Company by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property.

(e)   To the Knowledge of the Company, since January 1, 2020, no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP and in the past three (3) years the Company has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no pending Actions by the Company involving a claim against a third Person alleging infringement or misappropriation of Company IP.

(f) Except as disclosed on Schedule 4.16(f), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company has executed a proprietary information and/or inventions agreement or similar written Contract with the Company under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company; and (ii) is obligated to maintain the confidentiality of the Company’s Confidential Information both during and after the term of such Person’s employment or engagement. To the extent any such proprietary information and/or inventions agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was related to the Business of the Company. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company is or has been in violation of any term of any such Contract.

(g) No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP.

(h) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any item of Company Owned IP, to not be owned by the Company immediately following the Closing.

(i) The Company is not obligated under any Contract to make any payments by way of royalties to any owner or licensor of, or other claimant to, any Intellectual Property.

(j) The Company has exercised reasonable efforts designed to maintain, protect and enforce the secrecy, confidentiality and value of all trade secrets constituting Company Owned IP and all other material Confidential Information No Company IP is subject to any technology or source code escrow arrangement or obligation. No person other than the Company and its employees and contractors (i) has a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement.

(k) The Company has a privacy policy regarding the collection, use or disclosure of Personal Information in connection with the operation of the Sites by the Company (the “Privacy Policy”) that is made available to all visitors to the Sites. For purposes of this subsection (k), “Sites” shall mean, any websites made available to the general public provided by or on behalf of the Company. To the Knowledge of the Company, the Privacy Policy accurately describes the Company’s collection, disclosure and use of Personal Information and materially complies with all applicable Data Protection Laws. To the Knowledge of the Company, none of the marketing materials and/or advertisements made, or provided by, or on behalf of the Company have been inaccurate in a material way, misleading in a material way, or unfair or deceptive in material violation of applicable Data Protection Laws.

(l) In connection with its Processing of any Personal Information, the Company is in material compliance with all applicable Data Protection Laws. The Company has in place, and since January 1, 2020, has had in place, commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company’s Processing of Personal Information as required by applicable Data Protection Laws. The Company has complied in all material respects with such privacy policies, rules, and procedures in connection with any Processing by the Company of any Personal Information of any Person. To the Knowledge of the Company, there are no written complaints or audits, proceedings, investigations or claims pending against the Company by any Authority, or by any Person, in respect of Processing of Personal Information by or on behalf of the Company. As required under the applicable Data Protection Laws, the Company (i) has implemented commercially reasonable physical, technical, organizational and administrative security measures and policies designed to protect all Personal Information Processed or maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, and (ii) requires all material third party providers who Process Personal Information on the Company’s behalf, to implement commercially reasonable security programs and policies in compliance with applicable Data Protection Laws. Without limiting the generality of the foregoing, to the Knowledge of the Company, since January 1, 2020, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company) for which the Company would be required under applicable Data Protection Laws to make a report to a governmental authority, a data subject, or any other Person.

(m) To the Knowledge of the Company, the Software that constitutes Company Owned IP and all Software that is used by the Company is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software.

(n) The Company has not used Publicly Available Software in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company. The Company has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(o) The Company has implemented and maintained (or, where required by applicable Data Protection Laws, has required its vendors to maintain) in material compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company in connection with the operation of the Business (the “Company Information Systems”). To the Company’s Knowledge, since January 1, 2020, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business as currently conducted. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company.

4.17 Employees; Employment Matters.

(a)   The Company has made available to Parent or its counsel a true, correct and complete list of each of the five highest compensated officers or employees of the Company as of the date hereof, setting forth the employee ID, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2021.

(b) The Company is not a party to any collective bargaining agreement, and, since January 1, 2020, to the Knowledge of the Company, there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company, and, since January 1, 2020, the Company has not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the Knowledge of the Company, the Company is not subject to any attempt by any union to represent Company employees as a collective bargaining agent.

(c)   There are no pending or, to the Knowledge of the Company, threatened Actions against the Company under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before any applicable Authority relating to employees of the Company. Since January 1, 2020, the Company has been in compliance in all material respects with notice and other requirements under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). There is no ongoing or contemplated location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

(d) The Company is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Laws relating to employment, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, verification of identity and employment authorization of individuals employed in the United States, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, whistleblower rights, child labor, classification of employees and independent contractors, meal and rest breaks, reimbursement of business expenses, and the collection and payment of withholding or social security Taxes. No audits are currently being conducted, have been conducted since January 1, 2020, or, to the Knowledge of the Company, are threatened to be conducted by any Authority with respect to applicable employment or labor Laws. No employee of the Company has, since January 1, 2020, brought or, to the Knowledge of the Company, threatened to bring a claim for earned but unpaid compensation against the Company.

(e)   To the Knowledge of the Company, no officer of the Company is a party to or bound by any enforceable confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that materially interferes with the performance by such officer of his or her duties or responsibilities as an officer or employee of the Company. No officer of the Company has given written notice of their definite intent to terminate their employment with the Company, nor has the Company provided written notice of its present intention to terminate the employment of any of the foregoing.

(f) The Company has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and to the Knowledge of the Company, the Company does not have any liability by reason of any individual who performs or performed services for the Company, in any capacity, being improperly excluded from participating in any Plan. Each individual currently engaged by the Company as an independent contractor or consultant has been properly classified by the Company as an independent contractor, and the Company has not received any notice from any Authority or Person disputing such classification. Each of the current employees of the Company classified by the Company as “exempt” could not reasonably be deemed to be misclassified by the Company as “exempt” under applicable Law.

(g) Since January 1, 2020, the Company has not received written notice of any claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company; nor is there any outstanding obligation for the Company under any settlement relating to such matters and to the Knowledge of the Company, no such claim or litigation has been threatened.

(h) As of the date hereof and since January 1, 2020, there have been no audits of the Company by any Authority, nor have there been any charges, fines, or penalties, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company, and the Company has been in compliance in all material respects with OSHA.

(i) The Company has complied in all material respects with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Authority. There have been no, and there are no pending or anticipated layoffs, or terminations of employment in respect to the employees of the Company as a result of the COVID-19 pandemic. The Company has promptly investigated all occupational safety and health complaints related to the COVID-19 pandemic (if any), and has promptly taken any legally required corrective action in response thereto.

(j) Except as set forth on Schedule 4.17(j), the Company has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

4.18 Employee Benefits.

(a)   Schedule 4.18(a) sets forth a correct and complete list of all Plans. With respect to each Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan and (vi) all required compliance testing, if any, since January 1, 2020.

(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has withdrawn at any time since January 1, 2020, from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company.

(c)   With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e)   Each Plan has been established, administered and funded in all material respects (i) in accordance with its terms and (ii) in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with Section 409A of the Code.

(j) Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

(k) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.19 Real Property.

(a)   Except as set forth on Schedule 4.19, the Company does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company leases any real property or right in any Real Property. The Company has provided to Parent and Merger Subs accurate and complete copies of all Leases. The Company has good, valid and subsisting title to its respective leasehold estates in the research, manufacturing, and office facilities described on Schedule 4.19, free and clear of all Liens. The Company has not breached or violated any material local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (iv) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company thereunder; (v) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (vi) the Company has not exercised early termination options, if any, under such Lease. The Company holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located or other Permitted Liens. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used. The Company is in exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person.

4.20 Tax Matters. Except as set forth on Schedule 4.20:

(a)   (i) The Company has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company for which a Lien may be imposed on any of the Company’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) the Company has duly withheld or collected and paid over to the applicable Taxing Authority all Taxes required to be withheld or collected by the Company in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) the Company has collected and remitted to the applicable Taxing Authority all sales Taxes required to be collected by the Company; (vii) the Company has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company; (ix) the Company has not received any written request from a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns asserting that the Company is or may be subject to Tax in such jurisdiction; (x) the Company is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xii) the Company has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiii) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiv) the Company has not participated in or been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) The Company will not be required to include any item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or foreign Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(c)   The Company has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

(d) The Company has paid in full or finally settled any and all deficiencies asserted in writing as a result of any examination of any Tax Returns.

(e)   The Company is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(f) The Company has not taken or agreed to take any action or failed to take any action not contemplated by this Agreement that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. To the knowledge of the Company, as of the date hereof, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Parent or a Parent shareholder or any of their respective Affiliates in each case not contemplated by this Agreement or any of the Additional Agreements, that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

4.21 Environmental Laws. The Company has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company alleging any failure to so comply, except where any such failures, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company. The Company has not (a) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company that could give rise to any liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.22 Finders’ Fees. Except as set forth on Schedule 4.22, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its respective Affiliates who might be entitled to any fee or commission from the Company, Merger Subs, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

4.23 Directors and Officers. Schedule 4.23 sets forth a true, correct and complete list of all directors and officers of the Company.

4.24 Anti-Money Laundering Laws.

(a)   The Company currently is, and since January 1, 2020 has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c)   The Company, has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.25 Insurance. All forms of insurance owned or held by and insuring the Company are set forth on Schedule 4.25, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company is a party or by which the Company is bound. Since January 1, 2020, the Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company.

4.26 Related Party Transactions. Except as set forth in Schedule 4.26, as contemplated by this Agreement or as provided in the Unaudited Financial Statements, no Affiliate of the Company, current or former director, manager, officer or employee of any Person in the Company or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company (other than with respect to compensation in the ordinary course of business), (b) owns any asset, property or right, tangible or intangible, which is used by the Company, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company since January 1, 2020.

4.27 No Trading or Short Position. None of the Company or to the Company’s knowledge, any of its managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including, without limitation, depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

4.28 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the time of the Parent Stockholder Meeting or at the S-4 Effective Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

4.30 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER, ANY COMPANY NON-PARTY AFFILIATE NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, AND SHALL NOT BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE COMPANY MADE AVAILABLE TO PARENT, MERGER SUBS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ADDITIONAL AGREEMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PARENT OR MERGER SUBS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN EACH CASE EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY, ANY COMPANY SECURITYHOLDER OR THEIR RESPECTIVE REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY COMPANY SECURITYHOLDER, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PARENT OR MERGER SUBS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN EACH CASE EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS AGREEMENT, IN EACH CASE AS MODIFIED BY THE SCHEDULES: (A) PARENT ACKNOWLEDGES AND AGREES THAT: (I) NEITHER THE COMPANY, THE COMPANY SECURITYHOLDERS NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, THE BUSINESS, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE) OF THE COMPANY, THE NATURE OR EXTENT OF ANY LIABILITIES OF THE COMPANY, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS OF THE COMPANY OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, PROJECTIONS, FORECASTS OR ESTIMATES OF EARNINGS, OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE COMPANY FURNISHED TO PARENT, MERGER SUBS OR THEIR RESPECTIVE REPRESENTATIVES OR MADE AVAILABLE TO PARENT AND ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER; AND (II) NO REPRESENTATIVE OF ANY COMPANY SECURITYHOLDER OR THE COMPANY HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; (B) EACH OF PARENT AND MERGER SUBS SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT THE COMPANY SECURITYHOLDERS AND THE COMPANY HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; AND (C) NONE OF THE COMPANY, THE COMPANY SECURITYHOLDERS NOR ANY OTHER PERSON SHALL HAVE ANY LIABILITY TO PARENT, MERGER SUBS OR ANY OTHER PERSON WITH RESPECT TO ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, INCLUDING PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUE, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS, FUTURE CASH FLOWS OR THE FUTURE FINANCIAL CONDITION OF THE COMPANY OR THE FUTURE BUSINESS, OPERATIONS OR AFFAIRS OF THE COMPANY.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary, forward-looking or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.3 or 5.8, Parent and Merger Subs (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):

5.1 Corporate Existence and Power. Each Parent Party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Subs do not hold and have not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Mergers.

5.2 Merger Subs. Merger Subs were formed solely for the purpose of engaging in the transactions contemplated hereby and activities incidental thereto. Either Parent or a wholly owned (direct or indirect) Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock or units of Merger Subs. Merger Subs have not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of its covenants or agreements in this Agreement or any Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

5.3 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby subject in the case of the Merger to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Additional Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the First Merger, the receipt of the Parent Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Additional Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Mergers and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of Merger Sub I is the only vote of the holders of any of Merger Sub I’s capital stock necessary to adopt this Agreement and approve the Mergers and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole unitholder of Merger Sub II is the only vote of the holders of any of Merger Sub II’s units necessary to adopt this Agreement and approve the Mergers and the consummation of the other transactions contemplated hereby.

5.4 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.2(c), none of the execution, delivery or performance of this Agreement or any Additional Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) any filings, notices, approvals, waivers, consents, registrations, declaration, and expiration or termination of applicable notice periods under the Antitrust Laws, (b) the filing of the Certificate of First Merger and Certificate of Second Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, as applicable, (c) the filing with the SEC of (i) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NASDAQ to permit the Merger Consideration Shares to be issued in connection with the transactions contemplated by this Agreement and the other Additional Agreements to be listed on the NASDAQ Capital Markets, (vi) the approvals and consents to be obtained by Merger Subs pursuant to Section 6.8, or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Material Adverse Effect.

5.5 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or any Additional Agreements to which the Parent Parties is or will be a party or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon the Parent Parties, (c)(i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Parent Party or to a loss of any material benefit to which any Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the any Parent Party or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Parent Party’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the governing documents of any Parent Party, except for such consent, approval or waiver which shall be obtained (and a copy provided to the Company) prior to the Closing, except where such failures, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect in respect of any Parent Party.

5.6 Finders’ Fees. Except for the Persons identified on Schedule 5.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company, Merger Subs, Parent or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements, or any issuance of securities or other transactions by any of the Parent Parties after the date of this Agreement.

5.7 Issuance of Shares. The Merger Consideration Shares and the Earnout Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such Merger Consideration Share and Earnout Share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Parent. The Merger Consideration Shares and the Earnout Shares shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.8 Capitalization.

(a)   The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 11,500,000 shares of Parent Class A Common Stock (inclusive of Parent Common Stock included in any outstanding Parent Units), 2,875,000 shares of Parent Class B Common Stock and no shares of Parent Preferred Stock are issued and outstanding. In addition, 11,275,000 Parent Warrants (inclusive of Parent Public Warrants included in any outstanding Parent Units and Parent Private Warrants) exercisable for 11,275,000 shares of Parent Class A Common Stock are issued and outstanding. No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with Parent’s organization documents, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Units, shares of Parent Common Stock and Parent Warrants have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitute documents of Parent.

(b) Merger Sub I is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub I Common Stock”), of which 100 shares of Merger Sub I Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub I are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub I Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub I’s organizational documents or any contract to which Merger Sub I is a party or by which Merger Sub I is bound. There are no outstanding contractual obligations of Merger Sub I to repurchase, redeem or otherwise acquire any shares of Merger Sub I Common Stock or any equity capital of Merger Sub I. There are no outstanding contractual obligations of Merger Sub I to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) All issued and outstanding membership interests of Merger Sub II (“Merger Sub II Membership Interests”) outstanding as of the date hereof are owned by Parent. No other interests, capital stock or other voting securities of Merger Sub II are issued, reserved for issuance or outstanding. All issued and outstanding membership interests of Merger Sub II are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DLLCA, Merger Sub II’s charter documents or any contract to which Merger Sub II is a party or by which Merger Sub II is bound. There are no outstanding contractual obligations of Merger Sub II to repurchase, redeem or otherwise acquire any Merger Sub II Membership Interests or any equity capital of Merger Sub II. There are no outstanding contractual obligations of Merger Sub II to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d) Except for the Parent Public Warrants and Parent Private Warrants, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Parent Capital Stock or other securities, (ii) outstanding obligations of Parent to repurchase, redeem or otherwise acquire outstanding capital stock of Parent or any securities convertible into or exchangeable for any shares of capital stock of Parent, (iii) treasury shares of capital stock of Parent, (iv) bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of Parent (including pursuant to any provision of Law, the Parent’s Certificate of Incorporation or any Contract to which Parent is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of Parent (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Parent.

5.9 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the First Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.10 Trust Fund. As of the date of this Agreement, Parent has at least $116,700,000 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”), and such monies are invested as described in the Parent SEC Documents and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of December 10, 2020, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Parent has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the First Effective Time and subject to the approval by Parent and the holders of Parent Common Stock of the Amended Parent Charter, (i) the obligations of Parent to dissolve or liquidate pursuant to Parent’s amended and restated certificate of incorporation shall terminate, and (ii) Parent shall have no obligation whatsoever pursuant to Parent’s amended and restated certificate of incorporation to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement. Following the First Effective Time, no stockholder of Parent (other than the underwriters of the IPO or Taxing Authority for Taxes) shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Parent Common Stock for redemption pursuant to Parent’s amended and restated certificate of incorporation (or in connection with an extension of Parent’s deadline to consummate a Business Combination).

5.11 Listing. The Parent Common Stock, Parent Units and Parent Warrants are listed on the NASDAQ Capital Market, with trading tickers “EDTX,” “EDTXU” and “EDTXW.”

5.12 Board Approval.

(a)   Parent’s Board of Directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent and (iii) determined that the transactions contemplated hereby constitutes a Business Combination and (iv) recommended to the Parent’s stockholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b) The Merger Sub I’s Board of Directors and Merger Sub II’s Board of Managers, respectively, have, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder.

5.13 Parent SEC Documents and Financial Statements.

(a)   Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) Except for any changes (including any required revisions to or restatements of the Parent Financial Statements (defined below) or the Parent SEC Documents) to the Parent’s historical or future accounting relating to any guidance from the SEC staff after the date hereof relating to non-cash accounting matters (the “SEC SPAC Accounting Changes”), and except for any delays resulting therefrom in the filing of the Parent’s periodic reports as they come due, as of their respective dates, as a result thereof, Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded due to the SEC SPAC Accounting Changes or by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c)   As used in this Section 5.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

(e) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.

(f) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of NASDAQ Capital Market. The classes of securities representing issued and outstanding Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ Capital Market. As of the date of this Agreement, there is no material Proceeding pending or, to the Knowledge of Parent, threatened against Parent by NASDAQ Capital Market or the SEC with respect to any intention by such entity to deregister Parent Common Stock or prohibit or terminate the listing of Parent Common Stock on NASDAQ Capital Market or prohibit the transfer of the listing to Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.

(h) The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. The Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(i) Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(j) Except as described in the Parent SEC Reports prior to the date of this Agreement, since its incorporation through the date of this Agreement, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s Knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s Knowledge or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(k) Except as: (i) disclosed, reflected or reserved against on the most recent balance sheets in Parent Financial Statements; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the most recent balance sheet date in Parent Financial Statements that are not material; (iii) liabilities that are executory obligations arising under Contracts to which Parent is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); and (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby, Parent does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) that would be required by U.S. GAAP to be reflected in the Parent Financial Statement.

5.14 Certain Business Practices. Neither Parent nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Parent nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.15 Anti-Money Laundering Laws.

(a) The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

(b) Since Parent’s incorporation, neither Parent nor, to Parent’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a governmental entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or clause (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clause (i) through clause (iii) or any country or territory which is or has, since Parent’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(c) Since Parent’s incorporation, neither Parent nor, to Parent’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws

5.16 Affiliate Transactions. Section 5.16 of the Parent disclosure Schedules sets forth, and Parent has made available to the Company true and complete copies of, all Contracts between (a) Parent, on the one hand, and (b) any Parent Related Party, on the other hand. No Parent Related Party (A) owns any interest in any material asset used in the business of Parent, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Parent or (C) owes any material amount to, or is owed material any amount by, Parent. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.16 are referred to herein as “Parent Related Party Transactions”. “Parent Related Party” shall mean any Affiliate of either Parent or the Sponsor, or any of their respective current employees or current or former directors, officers, general or limited partners, direct or indirect equityholders (including the Sponsor), members, managers, controlling persons, Immediate Family members or other representatives and the respective successors and assigns of any of the foregoing Persons

5.17 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries, any of the officers or directors of Parent or any Subsidiary, the Business, any of the Company’s or any Subsidiary’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement;, or (b) Order outstanding against Parent, any of its Subsidiaries, any of the officers or directors of Parent or any Subsidiary, the Business, any of the Company’s or any Subsidiary’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries. There are no outstanding judgments against the Company or any Subsidiary or any of their respective rights, properties or assets.

5.18 Operations, Expenses, Indebtedness and Other Liabilities.

(a) Since its incorporation, Parent has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation, initial public offering, or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a Business Combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of its covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature.

(b) Except as set forth in Parent’s governing documents, there is no Contract binding upon any Parent Party or to which any Parent Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Except for this Agreement, the Additional Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith, including, for the avoidance of doubt, Contracts with providers of accounting, legal, due diligence, tax and other services), no Parent Party is party to any Contract with any other Person that would require payments by any Parent Party after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract.

(c) As of the date of this Agreement, no Parent Party has any Indebtedness.

5.19 Tax Matters.

(a) (i) Parent has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) Parent has collected and remitted to the applicable Taxing Authority all sales Taxes required to be collected by Parent; (vi) Parent duly withheld or collected and paid over to the applicable Taxing Authority all Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vii) Parent has not requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (ix) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction; (x) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiii) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiv) the Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) Parent will not be required to include any item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) any adjustment under Section 481 of the Code (or any corresponding or similar provision of State, local or non-US. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(c) Parent has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of Parent and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of Parent up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

(d) Parent is not currently the subject of a Tax audit or examination with respect to material Taxes. No claims for additional Taxes have been asserted in writing and no proposals or deficiencies for any Taxes are being asserted, proposed, or threatened in writing. Parent has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(e) Parent has paid in full or finally settled any and all deficiencies asserted in writing as a result of any examination of any Tax Returns.

(f) Each Parent Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(g) None of the Parent Parties has taken or agreed to take any action or failed to take any action not contemplated by this Agreement or any Additional Agreements that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. To the knowledge of Parent, as of the date hereof, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Company or a Company shareholder or any of their respective Affiliates in each case not contemplated by this Agreement or any of the Additional Agreements, that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

5.20 Compliance with Laws.

(a) The Parent Parties are not in violation in any material respect of, and the Parent Parties have been in compliance in all material respects with, all applicable Laws and Orders. Since the inception of each Parent Party, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by such Parent Party of, or failure on the part of the applicable Parent Party to comply with, or any liability suffered or incurred by the applicable Parent Party in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Parent Parties, threatened, alleging any such violation or noncompliance by any Parent Party, except where any such violations, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect in respect of any Parent Party.

(b) None of the Parent Parties is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

5.21 Employees; Benefit Plans. Other than any former officers or as described in the Parent SEC Documents, Parent has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee of Parent. Parent does not currently maintain or have any direct liability under any benefit plan.

5.22  Takeover Statutes and Charter Provisions. Each of the board of directors of each Parent Party has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any applicable foreign Laws will be inapplicable to this Agreement and the Mergers. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other applicable antitakeover Law or similar domestic or foreign Law applies with respect to any Parent Party in connection with this Agreement or the Mergers. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any Parent Party is subject, party or otherwise bound.

5.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NONE OF THE PARENT, MERGER SUBS NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE PARENT, MERGER SUBS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER THE PARENT, THE MERGER SUBS NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, AND SHALL NOT BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE PARENT AND THE MERGER SUBS MADE AVAILABLE TO THE COMPANY AND THE COMPANY SECURITYHOLDERS AND THEIR REPRESENTATIVES, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS OF THE PARENT BY MANAGEMENT OF THE PARENT OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY AND THE COMPANY SECURITYHOLDERS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN EACH CASE EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE PARENT, THE MERGER SUBS OR THEIR RESPECTIVE REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE PARENT AND MERGER SUBS, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR COMPANY SECURITYHOLDERS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ADDITIONAL AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN EACH CASE EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PARENT AND MERGER SUBS IN THIS AGREEMENT, IN EACH CASE AS MODIFIED BY THE SCHEDULES AND PARENT SEC DOCUMENTS: (A) THE COMPANY ACKNOWLEDGES AND AGREES THAT: (I) NEITHER THE PARENT, MERGER SUBS NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PARENT, MERGER SUBS, THE BUSINESS, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE) OF THE PARENT OR MERGER SUBS, THE NATURE OR EXTENT OF ANY LIABILITIES OF THE PARENT OR MERGER SUBS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS OF THE PARENT OR MERGER SUBS OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, PROJECTIONS, FORECASTS OR ESTIMATES OF EARNINGS, OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE PARENT OR MERGER SUBS FURNISHED TO THE COMPANY, THE COMPANY SECURITYHOLDERS OR THEIR RESPECTIVE REPRESENTATIVES OR MADE AVAILABLE TO THE COMPANY, THE COMPANY SECURITYHOLDERS AND THEIR REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER; AND (II) NO REPRESENTATIVE OF THE PARENT OR MERGER SUBS HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; (B) THE COMPANY SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT THE PARENT AND THE MERGER SUBS HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; AND (C) NONE OF THE PARENT, MERGER SUBS NOR ANY OTHER PERSON SHALL HAVE ANY LIABILITY TO THE COMPANY, THE COMPANY SECURITYHOLDERS OR ANY OTHER PERSON WITH RESPECT TO ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, INCLUDING PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUE, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS, FUTURE CASH FLOWS OR THE FUTURE FINANCIAL CONDITION OF THE PARENT OR THE FUTURE BUSINESS, OPERATIONS OR AFFAIRS OF THE PARENT.

Article VI

COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Additional Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company, Parent, nor any of its Subsidiaries, shall:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) other than in the ordinary course of business consistent with past practice, amend, waive any provision of or terminate prior to its scheduled expiration date, any Material Contract;

(iii) other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $50,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $50,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(vi) sell, dispose of or, other than in the ordinary course of business consistent with past practice, license out any Company Owned IP;

(vii) (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Additional Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(viii) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness other than, in the case of the Company, Indebtedness in a principal amount of up to $4,000,000 as described in Schedule 6.1, or in the case of Parent, Indebtedness in a principal amount of up to $4,000,000 as described in Section 6.12; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(ix) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(x) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xi) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xii) institute, settle or agree to settle any Action before any Authority, in each case in excess of $50,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xiii) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xiv) change its principal place of business or jurisdiction of organization;

(xv) except in connection with the exercise of Company Option, or the grant of Company Options, or issuance of capital stock or convertible securities as set forth in Schedule 6.1, issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption by Parent of shares of Parent Common Stock held by its public stockholders on the terms and in the manner described in the Prospectus;

(xvi) (A) make, change or revoke any Tax election; (B) change any method of accounting; (C) settle or compromise any claim, notice, audit report or assessment in respect of Taxes; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (E) surrender or forfeit any right to claim a Tax refund, or (F) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(xvii) enter into any transaction or Contract with or distribute or advance any material assets or property to any of its Affiliates, or any Subsidiary, director or officer of its Affiliates, other than the payment of salary and benefits to employees in the ordinary course of business;

(xviii) other than as required by Law, by a Plan, or in the ordinary course of business of business (A) increase the compensation or benefits of any employee of the Company at the level of manager or above by an amount in excess of the amount set forth in Schedule 6.1, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or (F) adopt any severance, retention or other employee plan;

(xix) enter into any severance arrangements with any director, independent contractor or employee of the Company;

(xx) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission (whether in connection with the transactions contemplated by this Agreement or otherwise);

(xxi) solely in the case of Parent, hire or offer to hire any additional employees, or engage or offer to engage any consultant, independent contractor, or service provider (except for such employees, independent contractors, or service providers who will exclusively perform services for the Parent before and after the Closing) and solely in the case of the Company, hire any additional senior level executive that would be an executive officer following consummation of the transactions contemplated hereby;

(xxii) solely in the case of Parent and its Subsidiaries,  enter into, renew, modify or revise any Additional Agreement or any other Contract between Parent (or any Subsidiary thereof) and any of its Affiliates;

(xxiii) solely in the case of Parent and its Subsidiaries, (i)  engage, or permit any of its Subsidiaries to engage, in any activities or business, other than activities or business (A) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any Additional Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (C) those that are administrative or ministerial, in each case, which are immaterial in nature or (ii) enter into any Contract that by its terms will impose any material obligations on such Person after the Closing; or

(xxiv) agree or commit to do any of the foregoing.

(b) Notwithstanding the foregoing, the Company and Parent, and its Subsidiaries, shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the CARES Act or any changes thereto.

(c) Nothing in this Agreement is intended to give Parent or Merger Subs directly or indirectly, the right to control or direct the Company’s operations prior to the Closing Date or Outside Closing Date, to the extent the Closing has not yet occurred, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Closing Date or Outside Closing Date, to the extent the Closing has not yet occurred. Prior to the Closing Date or Outside Closing Date, to the extent the Closing has not yet occurred, each of the Company, Parent and Merger Subs shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Exclusivity.

(a) During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Alternative Transaction, or (iv) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, except as disclosed on Schedule 6.2(a), the term “Alternative Transaction” means any of the following transactions involving the Company or Parent, or Parent’s Subsidiaries, (other than the transactions contemplated by this Agreement or the Additional Agreements and the Company Equity Financing): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any capital stock or other equity interests of the Company, Parent, or its Subsidiaries in a single transaction or series of transactions (other than the issuance of capital stock upon the exercise of Company Options) or (C) with respect to Parent, any other Business Combination.

(b) In the event that the Company or Parent, or any of their respective Representatives, shall receive any proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company or Parent as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a)   any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) any written notice from NASDAQ Capital Market with respect to the listing of the Parent Securities;

(e) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(f) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder of which such party has actual knowledge and, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.5 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities Laws or reasonably requested by Parent (and reasonably available to the Company) for inclusion in the Offer Documents. As promptly as practicable after the date of this Agreement Parent shall prepare and, as promptly as practicable after the later of (i) the receipt by Parent from the Company of the Required Company Audited Financial Statements and (ii) the receipt by Parent of the approval by its stockholders of the Extension Proposal at the Extension Stockholders’ Meeting, file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose, as well as to elect directors to satisfy Nasdaq listing requirements (the “Parent Stockholder Meeting”), which meeting shall also constitute an annual meeting of the holders of Parent Common Stock. Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Parent Common Stock issuable in the First Merger shall be registered. The Form S-4 will disclose that, following the Mergers, Parent will rely on the “controlled company” exemption from the Nasdaq requirement that a majority of its board of directors be “independent.” Parent shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the Form S-4, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC before consulting reasonably and in good faith with the Company. Parent will use its reasonable efforts to permit the Company’s counsel to participate in any calls, meetings or other communications between Parent (or its counsel) and the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the Form S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued.

(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting.

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and the NASDAQ Capital Market, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Form S-4, as of the S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement or the Form S-4, as applicable, will not as of the S-4 Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of the Parent Stockholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the First Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Subs or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Subs or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders.

(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of the NASDAQ Capital Market, in the Proxy Statement, Parent shall seek, and use its reasonable best efforts to obtain, from the holders of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the amended and restated certificate of incorporation of Parent, in the form attached hereto as Exhibit G (the “Amended Parent Charter”); (iii) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Securityholders in connection with the First Merger under applicable exchange listing rules; (iv) approval of the Parent Equity Incentive Plan and ESPP (the proposals set forth in the foregoing clauses (i) through (iv), the “Required Parent Proposals”); (v) adoption and approval of the amended and restated bylaws of Parent in form and substance as reasonably agreed upon by Parent and the Company; (vi) approval of the Parent ESPP; (vii) approval to adjourn the Parent Stockholder Meeting, if necessary; and (viii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Mergers as reasonably determined by the Company and the Parent (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to respond promptly to any comments from the SEC on the Form S-4 and to cause the Form S-4 to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their Parent Class A Common Stock, up to that number of shares of Parent Class A Common Stock that would permit Parent to maintain consolidated net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of the First Merger, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Parent’s amended and restated certificate of incorporation, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Parent Class A Common Stock held by Parent’s public stockholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Mergers and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall recommend that the Parent Stockholders vote in favor of the Parent Proposals.

(h) The Company acknowledges that a substantial portion of the Proxy Statement/Form S-4 shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be requested by Parent for inclusion in or attachment to the Proxy Statement/Form S-4 and is required to be included therein by applicable Law and the rules and regulations of the SEC, and that such information shall be accurate in all material respects and comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Form S-4 and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Parent covenants that none of Parent, Parent’s Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s Board of Directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation.

(j) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Mergers to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

6.6 Public Announcement.

(a) Subject to Section 6.5, Section 6.6(b) and Section 8.10, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Parent or, after the Closing, Parent; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any Parent Party, or Parent, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Parent and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.6 and (iii) to Authorities in connection with any Consents required to be made under this Agreement, the Additional Agreements or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 6.6 or otherwise in this Agreement, the Parties agree that the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, provided the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Parent prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Law, which the Company shall have the opportunity to review and comment upon prior to filing and Parent shall consider such comments in good faith. The Company, on the one hand, and Parent, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Law. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

6.7 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of shares of Parent Common Stock (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses of Parent and the Company to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Entity after the Closing.

6.8 Obligations of Merger Subs. Parent shall take all action necessary to cause Merger Subs to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.9 Cooperation with Regulatory Approvals. Parent and the Company each will, and Parent and the Company will cause each of their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with all legal requirements which may be imposed on it under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Without limiting the generality of the preceding sentence, each of Parent and the Company shall cause each of their respective Affiliates to, as soon as practicable after the Extension Proposal Date, submit applicable notification and report forms under the HSR Act within ten (10) Business Days from the date of this Agreement, and make any other appropriate filings with any Governmental Authority in connection with the transactions contemplated by this Agreement. Each of Parent and the Company will promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Authority in connection with such notification and otherwise cooperate in good faith with each other and such Authorities. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including, if appropriate, by requesting early termination of the HSR waiting period. Parent and the Company agree not to, and Parent and the Company agree to cause each of its Affiliates not to, extend any waiting period under the HSR Act and other applicable Antitrust Laws or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement except with the prior written consent of the non-requesting party, which consent may be withheld in the sole discretion of the non-requesting party. Neither Parent nor the Company shall, and each shall use its reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act and any applicable Antitrust Laws. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and, and in the case of Parent, its Subsidiaries (if applicable) and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.8 as “Outside Counsel Only”.

6.10 Financing. Parent and the Company will, during the Interim Period, cooperate and use their respective reasonable best efforts to obtain at least $20 million in debt and/or equity financing (which may be in the form of a private placement of, among other things, equity securities, debt securities, convertible preferred stock, equity lines and/or backstop, debt cancellation and non-redemption agreements, including with existing stockholders of Parent and the Company) (any such financing, a “Parent Financing”); provided that the terms of any such Parent Financing, and any Contracts to be entered into in connection therewith, shall be subject to the written approval of both the Company and Parent which shall not be unreasonably withheld, conditioned or delayed. If Parent is required to issue any shares of equity securities or warrants to any Persons (other than Affiliates of Parent) as an inducement to enter into a Parent Financing (and, for the avoidance of doubt, not as the primary security in which such Person is investing; for example, if warrants are provided in addition to shares of equity securities, then such warrants would constitute such an inducement), the number of Earnout Shares will be reduced by 71.4% of the number of such shares (or shares issuable pursuant to such warrants), not to exceed the number of Earnout Shares set forth on Schedule 6.10, and the number of Sponsor Escrow Shares (as defined in the Sponsor Earnout Agreement) will be reduced by 28.6% of the number of such shares (or shares issuable pursuant to such warrants, not to exceed the number of Sponsor Escrow Shares set forth on Schedule 6.10. Parent and the Company shall each keep the other reasonably informed as to the status of such Parent Financing, and any efforts to raise such Parent Financing, and will promptly furnish each other with copies of all written communications with any potential investor in connection with any such Parent Financing.

6.11 Directors and Officers of Parent. At the First Effective Time, Parent’s Board of Directors will consist of seven (7) directors, and will be classified into three classes, with two directors that have a term ending one year after the Closing, two directors that have a term ending two years after the Closing, and three directors having a term ending three years after the Closing. The Sponsors shall have the right to designate two (2) directors, one of whom shall be a woman that is “independent” within the meaning of Rule 10A-3(b)(1) under the Exchange Act, and which directors shall be reasonably satisfactory to the Company (it being agreed that Benjamin Vedrenne-Cloquet and Charles McIntyre are both satisfactory to the Company), and which directors will be in the class of directors having a term that ends two years after the Closing, dSpace shall have the right to designate two (2) directors and a non-director observer in dSpace’s discretion, one director of whom shall be a woman that is “independent” within the meaning of Rule 10A-3(b)(1) under the Exchange Act, and which directors shall be reasonably satisfactory to the Company (it being agreed that any persons that are members of the Company’s board of directors on the date hereof are satisfactory to the Company); one of the directors designated by dSpace will be in the class of directors having a term that ends one year after the Closing and one of the directors designated by dSpace will be in the class of directors having a term that ends three years after the Closing, and the Company shall have the right to designate the remaining three (3) directors, one of whom will be the Company’s chief executive officer (who will be in the class of directors having a term that ends three years after the Closing). At least one member of the Parent Board will qualify as an audit committee financial expert under the Exchange Act and the rules and regulations of Nasdaq.

6.12 Certain Parent Borrowings. From the date hereof until the Closing, Parent shall be allowed to borrow funds from the Sponsors and/or other third parties up to an amount not exceeding $4,000,000, to meet its reasonable capital requirements necessary for the consummation of the transactions contemplated hereby (“Parent Borrowings”), on a non-interest bearing basis and repayable in cash at the Closing. For the avoidance of doubt, the Parent Borrowings shall not be included in the Parent Financing and the amount thereof, if outstanding immediately prior to Closing, will reduce the Parent Closing Cash.

Article VII
COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period, the Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Stock, Parent Unit or Parent Warrant, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Mergers or the other transactions contemplated hereby or by any Additional Agreement.

7.2 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Schedule 4.7.

7.3 Company’s Stockholders Approval.

(a) As promptly as reasonably practicable after the S-4 Effective Date and in any event within ten (10) Business Days following the S-4 Effective Date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Additional Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors.

7.4 Required Financial Information. The Company shall provide Parent with the Company’s audited financial statements for the twelve month periods ended December 31, 2021, and December 31, 2020, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date (the “Year End Financials”). Such Year End Financials will be delivered to Parent no later than July 31, 2022. Subsequent to the delivery of the Year End Financials, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than forty (40) calendar days following the end of each quarterly period and consolidated interim monthly information for each month thereafter shall be delivered to Purchaser no later than 20 days following the end of each month (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 7.4, shall be prepared in compliance with U.S. GAAP and audited in accordance with requirements of the PCAOB for public companies. The Company will use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, Parent in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in Proxy Statement and any other filings to be made by Parent with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Article VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a)   Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the First Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). The Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Parent, the Merger Subs or members of the boards of directors of the Parent or Merger Subs and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or the Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if the Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Parent shall (a) comply with the Trust Agreement, the Underwriting Agreement, dated as of December 10, 2020, by and between Parent and Jefferies LLC, and the Warrant Agreement and (b) enforce the terms of the letter agreement, dated as of December 10, 2020, by and among Parent, the Sponsors and each of the officers and directors of Parent named therein.

8.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Subs, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a)   All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the First Effective Time, Parent shall cause the organizational documents of Parent, its Subsidiaries, and the Surviving Entity to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Entity, the Company, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain, and Parent shall use its reasonable best efforts to obtain, directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Entity after the First Effective Time) at and after the Closing (the “Post-Closing D&O Policy”).

(c)   The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the First Effective Time, the Company shall use its reasonable best efforts to obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s and Parent’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the First Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company and Parent, respectively, with respect to matters arising on or before the First Effective Time, covering without limitation the transactions contemplated hereby.

(e)   Upon or before the Closing, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with each individual to be appointed to, or serving on, the Parent Board upon the Closing, which indemnification agreements shall continue to be effective following the Closing.

(f)    If the Surviving Entity or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Entity shall assume all of the obligations set forth in this Section 8.4.

(g) The Parent D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 8.4 are intended to be third-party beneficiaries of this Section 8.4. This Section 8.4 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent or the Surviving Entity.

8.5 Parent Public Filings; NASDAQ Capital Market. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Units, Parent Class A Common Stock and the Parent Warrants on NASDAQ Capital Market. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with NASDAQ Capital Market in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of NASDAQ Capital Market to be satisfied; and (c) the Parent Common Stock, including the Merger Consideration Shares, and the Parent Warrants to be approved for listing on NASDAQ Capital Market, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the First Effective Time.

8.6 Certain Tax Matters.

(a)   Each of Parent, Merger Subs and the Company shall use its reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment, and none of Parent, Merger Subs or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the First Effective Time, would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(b) Each of Parent, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Mergers), and shall take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c)   Parent and the Company shall promptly notify the other party in writing if, before the Closing Date, either such party knows or has reason to believe that the Mergers may not qualify for the Intended Tax Treatment (and the parties shall cooperate to promptly determine whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification), including, as applicable, causing the Mergers to be structured as a “two-step” merger qualifying as a tax-free reorganization pursuant to IRS Revenue Ruling 2001-46, which amendments shall be made if the Company reasonably determines on the advice of its counsel that such amendments are reasonably necessary to cause the Intended Tax Treatment to apply and would not be commercially impracticable.

(d) In the event the SEC requests or requires a tax opinion regarding the Intended Tax Treatment in connection with filing the Proxy Statement / S4, each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Additionally, in the event that the SEC requests or requires such a tax opinion on the Intended Tax Treatment of the Mergers or other tax consequences to shareholders of Parent, then Parent will use its reasonable best efforts to cause such opinion (as so required or requested) to be provided by its tax advisor and if the SEC requests or requires any opinion on the Intended Tax Treatment of the Mergers or other tax consequences to shareholders of the Company, then the Company shall use reasonable best efforts to cause such opinion (as so required or requested) to be provided by its tax advisor. For the avoidance of doubt, a tax opinion regarding the Intended Tax Treatment is not a condition to closing.

8.7 Parent Equity Incentive Plan. Prior to the S-4 Effective Date, Parent’s board of directors shall adopt a new equity incentive plan in customary form as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Parent Equity Incentive Plan”), to be effective at the First Effective Time. The Parent Equity Incentive Plan shall have such number of shares available for issuance, and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Parent Equity Incentive Plan, as shall be mutually agreed by the Company and Parent based on customary amounts for similarly situated peer companies.

8.8 ESPP. Prior to the S-4 Effective Date, Parent’s board of directors shall adopt an employee stock purchase plan to be effective at the First Effective Time, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “ESPP”). The ESPP shall have a number of shares available for issuance based on customary amounts for similarly situated peer companies, and shall include an “evergreen” provision that is mutually agreeable to the Company and Parent that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the ESPP as mutually determined by the Company and the Parent.

8.9 Extension of Time to Consummate a Business Combination.

(a) Parent has filed with the SEC a mutually acceptable proxy statement (such proxy statements, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend the Parent organizational documents, on terms and conditions agreed by the parties, to (i) extend the period of time Parent is afforded under its organizational documents and the Prospectus to consummate a Business Combination until December 31, 2022 (or such earlier date as the parties may agree in writing) (the “Extension Proposal”). The Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on and approve in writing (which approval will not be unreasonably withheld, conditioned or delayed) any amendments or supplements to the Extension Proxy Statement, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. The Parent Parties shall consider the comments of the Company in good faith. The Parent Parties, with the assistance and written approval of the Company, will promptly respond to any SEC comments on the Extension Proxy Statement and will use all commercially reasonable efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. The Parent Parties will advise the Company promptly after: (A) the time when the Extension Proxy Statement has been filed; (B) in the event the Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Extension Proxy Statement; (E) any request by the SEC for amendment of the Extension Proxy Statement; (F) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (G) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (H) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b) Each party shall promptly correct any information provided by it for use in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

(c) As promptly as practicable after the Extension Proxy Statement is cleared by the SEC (or, if the SEC does not provide any comments thereon, not later than 10 business days after the initial filing thereof with the SEC), Parent shall distribute the Extension Proxy Statement to Parent’s stockholders and (w) having, prior to the distribution of the Extension Proxy Statement, established the record date therefor, shall duly call and give notice of special meeting of its stockholders (each an “Extension Stockholders’ Meeting”) in accordance with its organizational documents and the DGCL for a date no later than thirty days after such notice, subject to Parent’s right to adjourn the Extension Stockholders’ Meeting as provided in this Agreement, (x) shall solicit proxies from the Parent stockholders to vote in favor of the Extension Proposal, and shall duly convene and hold the Extension Stockholders’ Meeting, (y) shall use its reasonable best efforts to obtain, from the holders of Parent Common Stock the approval of the Extension Proposal, and (z) shall provide its stockholders with the opportunity to elect to convert their Parent Common Stock into a pro rata portion of the Trust Fund in connection with the extension as provided for in Parent’s organizational documents. Parent may only adjourn the Extension Stockholders’ Meeting, by not more than ten Business Days for any such adjournment, (i) to solicit additional proxies for the purpose of obtaining approval of the Extension Proposal or to attempt to reduce the number of holders that elect to convert their Parent Common Stock into a pro rata portion of the Trust Fund, (ii) if a quorum is not present at the Extension Stockholders’ Meeting, for the purpose of obtaining such a quorum, (iii) to amend the Extension Proposal, subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed, or (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel and with the Company is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Extension Stockholders’ Meeting; provided that the Extension Stockholders’ Meeting is reconvened as promptly as practical thereafter. Parent agrees that if the approval of the Extension Proposal shall not have been obtained at any such Extension Stockholders’ Meeting, then Parent shall continue until June 15, 2022 to take all such necessary actions and hold additional Extension Stockholders’ Meetings in order to obtain the approval of the Extension Proposal. If approval has not been obtained by June 15, 2022, Parent may cease seeking to have the Extension Proposal approved. Parent shall file the amendment to its certificate of incorporation that is described in the Preliminary Extension Proxy Statement, as filed with the SEC on April 25, 2022, with the Secretary of State of the State of Delaware promptly following approval of the Extension Proposal.

(d) The Parent Parties shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Extension Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extension Stockholders’ Meeting. Without limiting the foregoing, Parent Parties and the Company shall each ensure that the Extension Proxy Statement does not, as of the date on which it is first distributed to Parent stockholders and the holders of the Company Securities, and as of the date of the Extension Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no party shall be responsible for the accuracy or completeness of any information relating to another party or any other information furnished by another party for inclusion in the Extension Proxy Statement).

(e) Parent, acting through its board of directors, shall include in the Extension Proxy Statement the recommendation of its board of directors that Parent’s stockholders vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) Parent’s board of director’s recommendation that the Parent stockholders vote in favor of the adoption of the Extension Proposal.

(f) All filing fees, capital contributions, legal fees, costs, expenses for and in relation to any Extension Proxy Statement and Extension Stockholders’ Meeting and any other Parent corporate state law compliance and continued listing of the Parent under the Nasdaq Stock Exchange, including but not limited to an annual meeting under Delaware law shall be borne solely by the Sponsors and the Parent, except that the cost of any cash inducements to stockholders of Parent (including additional amounts to be deposited into the Trust Account) after the first three months of extension shall be split between the Company and Parent 71.4% by the Company and 28.6% by the Parent, provided that the Company shall not be required to pay any such inducement costs in excess of $200,000 and the Sponsors shall not be required to pay any such inducement costs in excess of $400,000 (those such expenses as are borne by Parent shall constitute Parent Expenses). Parent shall not issue any of its equity securities, or rights to acquire equity securities, or enter into any Contracts or commitments to do the foregoing, in connection with the Extension Proposal or the solicitation of stockholder approval of favor of the Extension Proposal without the prior written consent of the Company.

8.10 Section 16 Matters. Parent shall, prior to the First Effective Time, cause the Parent Board to approve the issuance of Parent Common Stock in connection with the transactions contemplated hereby with respect to any employees of the Company who, as a result of their relationship with Parent as of or following the First Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

8.11 Resale Registration Statement. As promptly as reasonably practicable following the Closing, Parent shall prepare and file a registration statement covering the issuance of the shares of Parent Class A Common Stock issuable upon exercise of the Parent Warrants and the resale of the shares of Parent Class B Common Stock and Parent Private Warrants (and underlying shares of Parent Class A Common Stock) as provided in the Registration Rights Agreement. Parent shall use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as promptly as possible.

Article IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Mergers;

(b) all applicable waiting periods under the HSR Act with respect to the First Merger shall have expired or been terminated;

(c) No Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Mergers or making the Mergers illegal, which Order or Law is final and non-appealable;

(d) After giving effect to any redemption of shares of Parent Class A Common Stock in connection with the transactions contemplated by this Agreement, Parent shall have net tangible assets of at least $5,000,001 (computed in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately prior to or upon consummation of the First Merger;

(e) The Company Stockholder Approval shall have been obtained;

(f) Each of the Required Parent Proposals shall have been approved at the Parent Stockholder Meeting;

(g) The Extension Proposal shall have been approved by Parent’s stockholders;

(h) Parent’s initial listing application with NASDAQ Capital Market in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the First Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of NASDAQ Capital Market, and Parent shall not have received any notice of non-compliance therewith, and the Merger Consideration Shares shall have been approved for listing on NASDAQ Capital Market, subject only to (i) the requirement to have a sufficient number of round lot holders and (ii) official notice of listing;

(i)    The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn;

(j)    All outstanding loans (other than the Company’s debt facility with East West Bank) or preferred equity instruments existing in the Company’s capital structure (other than the Company Preferred Stock) shall be repaid or are agreed to be repaid (including as described in Section 3.11) or converted into shares of Company Common Stock immediately prior to the Closing; and

(k) The Post-Closing D&O Policy shall have been obtained.

9.2 Conditions to Obligations of Parent and Merger Subs. The obligation of Parent and Merger Subs to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date;

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company;

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies in Section 4.5;

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing;

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.2;

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Company’s Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware;

(g) Each of the Company and the Company Securityholders set forth on Schedule 9.2, as applicable, shall have executed and delivered to Parent a copy of each Additional Agreement to which the Company or such Company Securityholder, as applicable, is to be a party as set forth on Schedule 9.2; and

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulation Section 1.897-2(h)(2) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated no more than thirty (30) days prior to the Closing Date and in form and substance as reasonably agreed upon by Parent and the Company.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Subs shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Subs, as applicable, at or prior to the Closing Date;

(b) The representations and warranties of Parent and Merger Subs contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect in respect of Parent or Merger Subs and their ability to consummate the transactions contemplated by this Agreement and the Additional Agreements;

(c) The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies in Section 5.8;

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent that is continuing;

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3;

(f) The Amended Parent Charter, in the form attached hereto as Exhibit G, shall have been filed with, and declared effective by, the Delaware Secretary of State;

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of (i) the amended and restated certificate of incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) bylaws of Parent, (iii) copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Additional Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of Parent, certified as of a recent date by the Secretary of State of the State of Delaware;

(h) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of each Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of such Merger Sub authorizing this Agreement, the Additional Agreements to which such Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of for each Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware;

(i) Each of Parent, the Sponsors or other stockholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Additional Agreement to which Parent, the Sponsors or such other stockholder of Parent, as applicable, is to be a party as set forth on Schedule 9.2;

(j) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 6.11; and

(k) The Parent Closing Cash shall be at least equal to $24 million.

Article X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by December 15, 2022 (the “Outside Closing Date”) (provided that, if the SEC has not declared the Proxy Statement/Form S-4 effective on or prior to October 31, 2022, the Outside Closing Date shall be automatically extended to March 15, 2023 and Parent shall use reasonable best efforts to obtain from its stockholders approval of an amendment to its certificate of incorporation extending the time to consummate a Business Combination to March 15, 2023 and any reference to the term “Outside Closing Date” in such case shall mean March 15, 2023); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or the Merger Subs, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the primary cause of, or resulted in, the primary failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Mergers or making the Mergers illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) Parent shall be entitled to terminate this Agreement, by written notice to the Company within ten days after receipt of the Year End Financials, if the 2021 revenue, gross margin or operating loss set forth in such Year End Financials are materially different from the Unaudited Financial Statements delivered to Parent by Company prior to the date hereof, other than as a result of the application of the accounting principles set forth in Schedule 4.8(a).

(d) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

10.2 Termination Upon Default or Failure to Obtain Stockholder Approval.

(a) Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Subs may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (ii)).

(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.1(g), Section 9.3(a) or 9.3(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

(c) The Company or Parent may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company, Parent or Merger Subs, as applicable, may have, if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof or if the Extension Proposal shall not have been approved at the Extension Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof, at any time after such Parent Stockholder Meeting or Extension Stockholder Meeting, as applicable.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X (other than termination pursuant to Section 10.1(c)), this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or common law fraud or willful breach in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or common law fraud. The provisions of Section 8.3, this Section 10.3 and ARTICLE XI, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

Article XI
MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM Pacific Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Entity or Parent), to:

zSpace, Inc.

2050 Gateway Place, Ste. 100-302

San Jose, CA 95110

Attn: Chief Executive Officer

E-mail: ceo@zspace.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attn: Lara Foster, Esq. and David Michaels, Esq.

E-mail: lfoster@fenwick.com ; dmichaels@fenwick.com

with another copy (which shall not constitute notice) to:

Gulf Islamic Investments LLC

Suite 501, 5th Floor

Boulevard Plaza 2, Downtown

Dubai, PO Box 215931

Attn:   Amit Jain

E-mail: ajain@gii.ae

if to Parent or Merger Subs (prior to the Closing):

EdtechX Holdings Acquisition Corp. II
22 Soho Square

London, W1D 4NS
United Kingdom

Attn: Benjamin Vedrenne-Cloquet
E-mail: bvc@ibiscap.com

with a copy (which shall not constitute notice) to:

Graubard Miller
The Chrysler Building

405 Lexington Avenue – 11th Floor
New York, NY 10174-1101
Attention: David Alan Miller, Esq.; Jeffrey M. Gallant, Esq.
E-mail: dmiller@graubard.com; jgallant@graubard.com

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.5 Expenses. The out of pocket costs and expenses incurred by Parent for SEC filing fees, HSR Act filing fees, proxy solicitor fees, any fees necessary to obtain compliance with NASDAQ listing in connection with the closing of the transaction shall be split among the Company and Parent 71.4% by the Company and 28.6% by the Parent. Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the First Merger is consummated; provided that expenses necessary to extend the time that Parent has to consummate a Business Combination shall be allocated as provided in Section 8.9(f).

11.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.8 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.9 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.12 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 11.19, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.13 Waiver. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

11.14 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.15 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.16 Attorneys’ Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

11.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.18 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.18) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

EdtechX Holdings Acquisition Corp. II

By:	/s/ Benjamin Vedrenne-Cloquet
Name:	Benjamin Vedrenne-Cloquet
Title:	Chief Executive Officer

Merger Sub I:

EXHAC MERGER SUB I, INC.

By:	/s/ Benjamin Vedrenne-Cloquet
Name:	Benjamin Vedrenne-Cloquet
Title:	Chief Executive Officer

Merger Sub II:

EXHAC MERGER SUB II, LLC

By:	/s/ Benjamin Vedrenne-Cloquet
Name:	Benjamin Vedrenne-Cloquet
Title:	Chief Executive Officer

Company:

zSpace, Inc.

By:	/s/ Paul Kellenberger
Name:	Paul Kellenberger
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]